SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
IHS INC.
(Name of Registrant as Specified in Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

IHS INC.
15 Inverness Way East
Englewood, Colorado 80112
www.ihs.com
February 28, 2012
Dear IHS Stockholder:
We are pleased to invite you to attend our 2012 Annual Meeting of Stockholders. The Annual Meeting will be held at 10:00 a.m. Eastern Daylight Time, on Thursday, April 12, 2012, at The Waldorf=Astoria, 301 Park Avenue, New York City, New York.
Whether or not you attend the Annual Meeting, it is important that you participate. We value the vote of every stockholder. Please review the enclosed Proxy Card carefully to understand how you may vote by proxy. If you choose to cast your vote in writing, please sign and return your proxy promptly. For Proxy Cards delivered in hard copy, a return envelope, requiring no postage if mailed in the United States, is enclosed for your convenience in replying. For your convenience, we have also arranged to allow you to submit your proxy electronically.
If you want to attend the Annual Meeting in person, please let us know in advance. Each stockholder of record has the opportunity to mark the Proxy Card in the space provided, or during the electronic voting process. If your shares are not registered in your name (for instance, if you hold shares through a broker, bank, or other institution), please advise the stockholder of record that you wish to attend; that firm will then provide you with evidence of ownership that will be required for admission to the Annual Meeting. Let us know if we can explain any of these matters or otherwise help you with voting or attending our Annual Meeting.
Remember that your shares cannot be voted unless you submit your proxy, in writing or electronically, or attend the Annual Meeting in person. Your participation is important to all of us at IHS, so please review these materials carefully and cast your vote.
We look forward to hearing from you or seeing you at the Annual Meeting.

Sincerely,

Stephen Green General Counsel and Corporate Secretary

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held Thursday, April 12, 2012
To our Stockholders:
IHS Inc. will hold its Annual Meeting of Stockholders at 10:00 a.m. Eastern Daylight Time, on Thursday, April 12, 2012, at The Waldorf=Astoria, 301 Park Avenue, New York City, New York.
We are holding this Annual Meeting to allow our stockholders to vote on several key topics:

—	to elect three directors to serve until the 2015 Annual Meeting or until their successors are duly elected and qualified;

—	to ratify the appointment of Ernst & Young LLP as our independent registered public accountants;

—	to approve, on an advisory, nonbinding basis, the compensation of our named executive officers; and

—	to transact such other business as may properly come before the Annual Meeting and any adjournments or postponements of the Annual Meeting.
Only stockholders of record at the close of business on February 23, 2012 (the “Record Date”) are entitled to notice of, and to vote, at this Annual Meeting and any adjournments or postponements of the Annual Meeting. For ten days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be available. To obtain that list, write to:
IHS Inc., Attn: Corporate Secretary, 15 Inverness Way East, Englewood, Colorado 80112
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON APRIL 12, 2012
The Proxy Statement and our Annual Report on Form 10-K, as amended, for the year ended November 30, 2011 are available at investor.ihs.com.
It is important that your shares are represented at this Annual Meeting.
Even if you plan to attend the Annual Meeting in person, we hope that you will promptly vote and submit your proxy by dating, signing, and returning the enclosed Proxy Card by mail, or by voting electronically.
Casting a vote by proxy will not limit your rights to attend or vote at the Annual Meeting.

By Order of the Board of Directors,

Stephen Green General Counsel and Corporate Secretary

February 28, 2012

IHS INC.
PROXY STATEMENT

INFORMATION CONCERNING VOTING AND SOLICITATION
This Proxy Statement is being furnished to you in connection with the solicitation by the Board of Directors of IHS Inc., a Delaware corporation, of proxies to be used at the 2012 Annual Meeting of Stockholders and any adjournments or postponements thereof. The Annual Meeting will be held at 10:00 a.m. Eastern Daylight Time, on Thursday, April 12, 2012, at The Waldorf=Astoria, 301 Park Avenue, New York City, New York.
This Proxy Statement and the accompanying form of Proxy Card are being first sent to stockholders on or about March 1, 2012. References in this Proxy Statement to “we,” “us,” “our,” “the Company,” and “IHS” refer to IHS Inc. and our consolidated subsidiaries.
Appointment of Proxy Holders
The Board of Directors of IHS (the “Board”) asks you to appoint the following individuals as your proxy holders to vote your shares at the 2012 Annual Meeting of Stockholders:
Jerre L. Stead, Chairman and Chief Executive Officer;
Richard G. Walker, Executive Vice President and Chief Financial Officer; and
Stephen Green, Senior Vice President, General Counsel and Corporate Secretary
You may make this appointment by voting the enclosed Proxy Card using one of the voting methods described below. If appointed by you, the proxy holders will vote your shares as you direct on the matters described in this Proxy Statement. In the absence of your direction, they will vote your shares as recommended by the Board.
Unless you otherwise indicate on the Proxy Card, you also authorize your proxy holders to vote your shares on any matters not known by the Board at the time this Proxy Statement was printed and that, under our Bylaws, may be properly presented for action at the Annual Meeting.
Who Can Vote
Only stockholders who owned shares of our common stock at the close of business on February 23, 2012—the “Record Date" for the Annual Meeting—can vote at the Annual Meeting.
Each holder of our Class A common stock is entitled to one vote for each share held as of the Record Date. As of the close of business on the Record Date, we had 65,733,717 shares of Class A common stock outstanding and entitled to vote.
There is no cumulative voting in the election of directors.
How You Can Vote
You may vote your shares at the Annual Meeting either in person, by mail, or electronically, as described below. Stockholders holding shares through a bank or broker should follow the voting instructions on the form of Proxy Card received.

Voting by Mail or Internet. You may vote by proxy by dating, signing and returning your Proxy Card in the enclosed postage-prepaid return envelope. You may also use the Internet to transmit your voting instructions. If you vote by proxy, carefully review and follow the instructions on the enclosed Proxy Card. Giving a proxy will not affect your right to vote your shares if you attend the Annual Meeting and want to vote in person.
Voting at the Annual Meeting. Voting by proxy will not limit your right to vote at the Annual Meeting, if you decide to attend in person. The Board recommends that you vote by proxy, as it is not practical for most stockholders to attend the Annual Meeting. If you hold shares through a bank or broker, you must obtain a proxy, executed in your favor, from the bank or broker to be able to attend and vote in person at the Annual Meeting.

Revocation of Proxies
Stockholders can revoke their proxies at any time before they are exercised in any of three ways:

•	by voting in person at the Annual Meeting;

•	by submitting written notice of revocation to the Corporate Secretary prior to the Annual Meeting; or

•	by submitting another proxy--properly executed and delivered--of a later date, but prior to the Annual Meeting.
Quorum
A quorum, which is a majority of the outstanding shares entitled to vote as of the Record Date, must be present to hold the Annual Meeting. A quorum is calculated based on the number of shares represented by the stockholders attending in person and by their proxy holders. If you indicate an abstention as your voting preference, your shares will be counted toward a quorum but they will not be voted on any given proposal. “Broker non-votes” (see below) will be counted as shares of stock that are present for the purpose of determining the presence of a quorum but will have no effect with respect to any matter for which a broker does not have authority to vote.
Required Vote
With respect to Proposal 1, our directors are elected by a majority of the votes cast in favor of their election. A majority of the votes cast means that the number of votes cast “for” a director's election exceeds the number of votes cast “against” that director's election, with abstentions and “broker non-votes” not counted as a vote cast either for or against that director.  However, in the event of a contested election, our directors will be elected by a plurality vote, which means that the three nominees receiving the most affirmative votes will be elected.
Each of the following proposals will be approved if it receives the affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote:
Proposal 2, the ratification of our independent auditors; and
Proposal 3, the advisory vote on executive compensation.
With respect to Proposals 2 and 3, abstentions will not be counted as votes cast on these proposals and will have the effect of a vote against such proposals.

Please note that under current New York Stock Exchange rules brokers may no longer vote your shares on certain “non-routine” matters without your voting instructions. Accordingly, if you do not provide your broker or other nominee with instructions on how to vote your shares, it will be considered a “broker non-vote” and your broker or nominee will not be permitted to vote those shares on the election of directors (Proposal 1) or the advisory vote on executive compensation (Proposal 3). Your broker or nominee will be entitled to cast broker non-votes on the ratification of independent auditors (Proposal 2).
We encourage you to provide instructions to your broker regarding the voting of your shares.
Solicitation of Proxies
We pay the cost of printing and mailing the Notice of Annual Meeting, the Annual Report, and all proxy and voting materials. Our directors, officers, and other employees may participate in the solicitation of proxies by personal interview, telephone, or e-mail. No additional compensation will be paid to these persons for solicitation. We will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to beneficial owners of our common stock.
Other Matters
Multiple IHS stockholders who share an address may receive only one copy of this Proxy Statement and the 2012 Annual Meeting from their bank, broker, or other nominee, unless the stockholder gives instructions to the contrary. We will deliver promptly a separate copy of this Proxy Statement and the 2011 Annual Report to any IHS stockholder who resides at a shared address and to which a single copy of the documents was delivered, if the stockholder makes a request by contacting:
Corporate Secretary, IHS, 15 Inverness Way East, Englewood, Colorado 80112
by telephone: 303-790-0600

Multiple stockholders who share a single address and who receive multiple copies of the Proxy Statement and the 2011 Annual Report and who wish to receive a single copy of each at that address in the future will need to contact their bank, broker, or other nominee.

Important Reminder
Please promptly vote and submit your proxy in writing or electronically.
To submit a written vote, you may sign, date, and return the enclosed Proxy Card in the postage-prepaid return envelope. To vote electronically, follow the instructions provided on the Proxy Card.
Voting by proxy will not limit your rights to attend or vote at the Annual Meeting.

Proposal 1: Election of Directors
Directors and Nominees
Pursuant to the authority granted to the Company's Board of Directors (the “Board”) by the Company's Amended and Restated By-Laws, the Board has determined that it be composed of nine directors, divided into three classes. Directors are elected for three-year terms and one class is elected at each Annual Meeting.
Three directors are to be elected at the 2012 Annual Meeting. These directors will hold office until the Annual Meeting in 2015, or until their respective successors have been elected and qualified. Each director nominee set forth below has consented to being named in this Proxy Statement as a nominee for election as director and has agreed to serve as a director if elected. In the event that any of the nominees should become unavailable prior to the Annual Meeting, proxies in the enclosed form will be voted for a substitute nominee or nominees designated by the Board, or the Board may reduce the number of directors to constitute the entire Board, in its discretion.
If an incumbent director nominee fails to receive a majority of the votes cast in an election that is not a contested election, such director is required to immediately tender his or her resignation and such resignation will be effective only if and when accepted by the Board, in the Board's discretion. If the Board accepts such a resignation, the remaining members of the Board may fill the resulting vacancy or decrease the size of the Board.
2012 NOMINEES FOR DIRECTOR
For more information about each director nominee, our continuing directors, and the operation of our Board see below under Business Experience and Qualification of Directors.

Name	Age	Director Since	Position with Company
Ruann F. Ernst	65	2006	Director
Christoph v. Grolman	52	2007	Director
Richard W. Roedel	62	2004	Director
Vote Required and Recommendation
In an uncontested election, directors are elected by a majority of the votes cast in favor of their election. A majority of the votes cast means that the number of votes cast “for” a director's election exceeds the number of votes cast “against” that director's election, with abstentions and “broker non-votes” not counted as a vote cast either for or against that director.  However, in the event of a contested election, our directors would be elected by a plurality vote, which means that the three nominees receiving the most affirmative votes would be elected.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF THESE NOMINEES

Proposal 2: Ratification of the Appointment of Independent Registered Public Accountants
Proposed Ratification
The Audit Committee of the Board (the “Audit Committee”), which is composed entirely of non-employee independent directors, has selected Ernst & Young LLP as the independent registered public accountants to audit our books, records, and accounts and those of our subsidiaries for the fiscal year 2012. The Board has endorsed this appointment. Ratification of the selection of Ernst & Young LLP by stockholders is not required by law. However, as a matter of good corporate practice, such selection is being submitted to the stockholders for ratification at the Annual Meeting. If the stockholders do not ratify the selection, the Board and the Audit Committee will reconsider whether or not to retain Ernst & Young LLP, but may, in their discretion, retain Ernst & Young LLP. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such change would be in the best interests of IHS and its stockholders.
Ernst & Young LLP previously audited our consolidated financial statements during the eleven fiscal years ended November 30, 2011. Representatives of Ernst & Young LLP will be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate stockholder questions.
Audit, Audit-Related, and Tax Fees
In connection with the audit of the 2011 financial statements, IHS entered into an engagement agreement with Ernst & Young LLP that set forth the terms by which Ernst & Young LLP performed audit services for IHS. That agreement subjects IHS to alternative dispute resolution procedures and excludes the award of punitive damages in the event of a dispute between IHS and Ernst & Young LLP.
Aggregate fees for professional services rendered for us by Ernst & Young LLP for the years ended November 30, 2011 and 2010 respectively, were as follows:

	2011	2010
	(in thousands)
Audit Fees	$2,177	$2,159
Audit-Related Fees	625	74
Tax Fees	390	129
All Other Fees	—	—

Total	$3,192	$2,362
Audit Fees. Audit fees consist of fees billed for professional services rendered for the audit of our consolidated financial statements, the statutory audit of our subsidiaries, the review of our interim consolidated financial statements, and other services provided in connection with statutory and regulatory filings.

Audit-Related Fees. Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company's consolidated financial statements and are not reported under “Audit Fees.” These services may include employee benefit plan audits, auditing work on proposed transactions, attestation services that are not required by regulation or statute, and consultations regarding financial accounting or reporting standards. For 2011, audit-related fees also included approximately $394,000 for professional services rendered related to acquisitions.
Tax Fees. Tax fees consist of tax compliance consultations, preparation of tax reports, and other tax services.
Audit Committee Pre-Approval Policies and Procedures
The Audit Committee has implemented pre-approval policies and procedures related to the provision of audit and non-audit services by Ernst & Young LLP. Under these procedures, the Audit Committee pre-approves both the type of services to be provided by Ernst & Young LLP and the estimated fees related to these services.
During the approval process, the Audit Committee considers the impact of the types of services and the related fees on the independence of the registered public accountant. The services and fees must be deemed compatible with the maintenance of such accountants' independence, including compliance with rules and regulations of the U.S. Securities and Exchange Commission (the "SEC" or the “Commission”) and the New York Stock Exchange (the “NYSE”). The Audit Committee does not delegate its responsibilities to pre-approve services performed by Ernst & Young LLP to management or to any individual member of the Audit Committee. Throughout the year, the Audit Committee will review any revisions to the estimates of audit and non-audit fees initially approved.
Vote Required and Recommendation
Ratification of the appointment of Ernst & Young LLP requires the affirmative vote of a majority of the shares present and voting at the Annual Meeting in person or by proxy. Unless marked to the contrary, proxies received will be voted “ FOR ” this Proposal 2 regarding the ratification of Ernst & Young LLP as our independent registered public accountants. In the event ratification is not obtained, the Audit Committee will review its future selection of our independent registered public accountants.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Proposal 3: Advisory Vote to Approve Executive Compensation
With this proposal, we are providing stockholders an opportunity to vote to approve, on an advisory, nonbinding basis, the compensation of our named executive officers as disclosed in this Proxy Statement. As required by Section 14A of the Exchange Act, as voted upon by our stockholders at the 2011 Annual Meeting, and as approved by our Board of Directors, we are holding this advisory vote on an annual basis.
As described in detail under the heading "Executive Compensation—Compensation Discussion and Analysis,” our executive compensation programs are designed to (i) align executive compensation with key stakeholder interests; (ii) attract, retain, and motivate highly qualified executive talent; and (iii) provide appropriate rewards for the achievement of business objectives and growth in stockholder value. Under these programs, our named executive officers are rewarded for the achievement of specific individual and corporate goals, with an emphasis on creating overall stockholder value. As indicated by the performance charts below, our compensation programs have continued to be a key driver of stockholder value creation versus a selection of peer companies and market indices.

	Annualized Total Stockholder Return*
Company	1-Year	3-Year	5-Year
CORPORATE EXECUTIVE BOARD CO	3.1%	21.8%	(13.2)%
DUN & BRADSTREET CORP	(7.1)%	0.8%	(0.4)%
EQUIFAX INC	10.6%	14.5%	(0.2)%
FACTSET RESEARCH SYSTEMS INC	(5.8)%	26.7%	10.0%
GARTNER INC	4.7%	24.9%	11.9%
MCGRAW-HILL COMPANIES INC	26.3%	27.3%	(6.2)%
MOODYS CORP	28.9%	20.4%	(12.3)%
MSCI INC	(15.9)%	22.7%	—
NIELSEN HOLDINGS N.V.(1)*	—	—	—
SOLERA HOLDINGS, INC	(11.9)%	23.7%	—
THOMSON REUTERS CORP	(25.1)%	1.2%	(4.9)%
VERISK ANALYTICS INC	17.8%	—	—

IHS INC	7.2%	32.0%	16.9%

25th Percentile	(10)%	16%	(8)%
Median	3%	22%	(3)%
75th Percentile	14%	25%	2%
IHS Percentile Rank	64%	100%	100%
S&P 500 COMP-LTD	2%	14%	—%
DOW JONES INDUSTRIALS - 30 STK	8%	15%	2%
NASDAQ INDEX COMPOSITE	(2)%	18%	2%
* As of December 31, 2011

(1) Comparative data for Nielsen Holdings N.V. is not available, as Nielsen has been a public company since January 2011.

Please read the “Compensation Discussion and Analysis” for additional details about our executive compensation programs, including information about the fiscal year 2011 compensation of our named executive officers ("NEOs"). We would like to specifically point out the following highlights:

•
Through the awards of performance- and time-based restricted stock units, we have tied our NEO compensation opportunity directly to the value of our stock. We have emphasized long-term performance with stringent holding requirements and performance-based awards that focus on three-year performance objectives. Our NEOs are required to retain IHS stock equal to three to five times the value of their annual salaries. Unvested stock awards do not count toward their respective holding requirements.

•	Our CEO does not have an employment agreement.

•
All other NEO employment agreements contain a double trigger where an ownership change and termination of employment must both occur before any benefits, other than the acceleration of the vesting of stock awards, are due to the NEO. In addition, new NEO employment agreements do not provide for tax gross-ups with respect to the excise tax liability under Internal Revenue Code Section 4999 related to any Section 280G excess parachute payment.

•	The Board has eliminated all but de minimis perquisites to its executive officers.

•	The independent compensation consultant retained by the Human Resources Committee of the Board of Directors is prohibited from doing any unrelated work for the Company.
The Human Resources Committee continually reviews the compensation programs for our named executive officers to ensure they achieve the desired goals of aligning our executive compensation structure with our stockholders' interests and current market practices. We are asking our stockholders to indicate their support for our named executive officer compensation program and practices as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers' compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies, and practices described in this Proxy Statement. Accordingly, we are asking our stockholders to approve the compensation policies and practices of our named executive officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Commission (which includes the “Compensation Discussion and Analysis,” the compensation tables, and related material).
The say-on-pay vote is advisory and therefore not binding on the Company, the Human Resources Committee, or our Board. Our Board and our Human Resources Committee value the opinions of our stockholders and, to the extent there is a significant vote against the named executive officer compensation policies and practices as disclosed in this Proxy Statement, we will consider our stockholders' concerns and the Human Resources Committee will evaluate whether any actions are necessary to address those concerns.

Unless you instruct us to the contrary, proxies will be voted “FOR” this Proposal 3 regarding named executive officer compensation policies and practices, as described in “Compensation Discussion and Analysis,” below, and the other related tables and disclosure in this Proxy Statement.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE
APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE
OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT
TO THE COMPENSATION DISCLOSURE RULES OF THE COMMISSION

Corporate Governance and Board of Directors
Board Leadership Structure
The Board of Directors of IHS believes strongly in the value of an independent board of directors. Of the nine members of our Board of Directors, seven are independent. This includes all members of the key board committees: the Audit Committee, the Human Resources Committee, and the Nominating and Corporate Governance Committee. IHS has established a Lead Independent Director role with broad authority and responsibility, as described further below. The independent members of the Board of Directors also meet regularly without management, which meetings are chaired by the Lead Independent Director. Mr. Armstrong currently serves as Lead Independent Director and Mr. Stead currently serves as the Chairman and Chief Executive Officer of IHS.
The Board believes it is important to retain its flexibility to allocate the responsibilities of the offices of the Chairman and Chief Executive Officer in any way that it deems to be in the best interests of the Company at a given point in time. The Board may make a determination as to the appropriateness of its current policies in connection with the recruitment and succession of the Chairman of the Board and/or the CEO.
The Board presently believes that it is in the best interests of IHS and its stakeholders for the positions of Chairman and Chief Executive Officer to be combined. This structure provides for unified vision and leadership within the Company and plays a critical role in establishing and maintaining effective communications with the Company's external stakeholders, including stockholders, customers, suppliers, communities, and governments. Jerre Stead's service as both Chairman of the Board and Chief Executive Officer is optimal because Mr. Stead possesses detailed and in-depth knowledge of the business of IHS and the opportunities we have in the global marketplace and is thus best positioned to develop agendas that ensure that the Board's time and attention are focused on the most critical matters.
Each of the directors, including the 2012 nominees for director, and other than Jerre Stead and Christoph Grolman, are independent (see “Independent and Non-Management Directors” below). The Board believes that the independent directors provide effective oversight of management. In addition, in October 2006, the Board of Directors appointed C. Michael Armstrong as the Company's Lead Independent Director. As Lead Independent Director, Mr. Armstrong's responsibilities include:

•	scheduling meetings of the independent directors;

•	chairing the separate meetings of the independent directors;

•	serving as principal liaison between the independent directors and the Chairman and CEO on sensitive issues;

•	communicating from time to time with the Chairman and CEO and disseminating information to the rest of the Board of Directors as appropriate;

•	providing leadership to the Board of Directors if circumstances arise in which the role of the Chairman may be, or may be perceived to be, in conflict;

•	reviewing the quality, quantity, and timeliness of information to be provided to the Board;

•	being available, as appropriate, for communication with stockholders; and

•	presiding over the annual self-evaluation of the Board of Directors.
The Board believes that these responsibilities appropriately and effectively complement the combined Chairman/Chief Executive Officer structure of IHS.

The Role of the Board of Directors in Risk Oversight
We believe that risk is inherent in innovation and the pursuit of long-term growth opportunities. Management at IHS is responsible for day-to-day risk management activities. The Board of Directors, acting directly and through its committees, is responsible for the oversight of the Company's risk management. With the oversight of the Board of Directors, IHS has implemented practices and programs designed to help manage the risks to which we are exposed in our business and to align risk-taking appropriately with our efforts to increase stockholder value.
Each committee reports regularly to the full Board of Directors on its activities. In addition, the Board of Directors participates in regular discussions among the Board and with IHS senior management on many core subjects, including strategy, operations, finance, human resources, and legal and public policy matters, in which risk oversight is an inherent element. The Board of Directors believes that the leadership structure described above under “Board Leadership Structure” facilitates the Board's oversight of risk management because it allows the Board, with leadership from the Lead Independent Director and working through its committees, including the independent Audit Committee, to participate actively in the oversight of management's actions.
Business Experience and Qualification of Board Members
The following discussion presents information about the persons who comprise the Board of Directors of IHS, including the three nominees for re-election.
2012 Nominees for Director
Ruann F. Ernst, 65, has served as a member of our Board since December 2006. Dr. Ernst served as Chief Executive Officer of Digital Island, Inc. from 1998 until her retirement in 2002. Dr. Ernst was Chairperson of the board of Digital Island from 1998 until the company was acquired by Cable & Wireless, Plc. in 2001. Prior to Digital Island, Dr. Ernst worked for Hewlett Packard in various management positions, including General Manager, Financial Services Business Unit. Prior to that, she was Vice President for General Electric Information Services Company and a faculty member and Director of medical computing at the Ohio State University where she managed a biomedical computing and research facility. Dr. Ernst currently serves on the board of Digital Realty Trust and is Chairman of the Board of Red Planet Capital, a NASA technology venture. She also serves on the not-for-profit boards of the Ohio State University Foundation, the Fisher College of Business, and the Azimuth Foundation, DBA Healthy Lifestars, where she is a founding board member and chair.

Dr. Ernst brings to the Board of Directors a strong technical and computing background as well as skill in the development of information technology businesses. She also has extensive experience as a member of the board where strategic planning and long-term planning are critical to the success of the enterprise.
Christoph v. Grolman, 52, was appointed to our Board in March 2007. Mr. Grolman has served as Managing Director of TBG Limited (until 2009 TBG Holdings N.V.) since March 2007. From December 2006 to March 2007, Mr. Grolman served as Executive Director of TBG. From 2002 to 2006 he held the position of Executive Vice President of TBG, responsible for an industrial operating group and venture investments. Prior to joining TBG, he was a consultant with Roland Berger & Partner Management Consultants in Munich.
Mr. Grolman brings to our Board a wealth of experience in global business operations, strategic acquisitions, and financial strategies for a diverse portfolio of investments.
Richard W. Roedel, 62, has served as a member of our Board since November 2004. Mr. Roedel also serves as a director of Sealy Corporation, Lorillard, Inc., Brightpoint, Inc, Six Flags Entertainment Corporation, and Luna Innovations Incorporated. Mr. Roedel is chairman of the audit committees of Sealy and Lorillard, a member of the audit committee of Six Flags, and chairman of the compensation committee of Brightpoint. Mr. Roedel also serves as the lead independent director of Lorillard and non-executive chairman of Luna. He is also a director of the Association of Audit Committee Members, Inc., a not-for-profit organization dedicated to strengthening audit committees, and Broadview Network Holdings, Inc, a private company. Mr. Roedel was a director and chairman of the audit committee of Dade Behring Holdings, Inc. from October 2002 until November 2007 when Dade was acquired by Siemens AG. Mr. Roedel served in various capacities at Take-Two Interactive Software, Inc. from November 2002 until June 2005, including chairman and chief executive officer. Mr. Roedel is a certified public accountant.
Mr. Roedel provides to the Board of Directors expertise in corporate finance, accounting, and strategy. He brings experience gained as the Chief Executive Officer of several organizations. The Board of Directors also benefits from Mr. Roedel's experience serving as a public company outside director for several organizations.
Continuing Directors with Terms Expiring at the Annual Meeting in 2013
Roger Holtback, 67, has served as a member of our Board since December 2003. Since 2001, Mr. Holtback has served as Chairman of Holtback Invest AB. From 1991 to 1993 he served as a member of the Group Executive Committee of SEB and Coordinating Chairman of SEB Sweden. From 1984 to 1990, he served as President and Chief Executive Officer of Volvo Car Corporation and Executive Vice President of AB Volvo. Mr. Holtback is currently Chairman of Rullpack AB, Finnvedan Bullen AB, and the Swedish Exhibition Centre. He also serves as a director of TREX AB, a member of the Stena Sphere Advisory Board as Senior Advisor to Nordic Capital.
Mr. Holtback brings to the Board significant operational and strategic experience gained during many years in a Chief Executive Officer position. The Board also benefits from his long experience as an outside public company board member and his vast experience and perspective as a European executive leader.

Michael Klein, 48, serves as an independent financial advisor to companies and government organizations and as a special advisor to the United Nations World Food Program. Mr. Klein has served as a member of our Board since December 2003. From March 2008 through July 2008, Mr. Klein served as Chairman of the Institutional Clients Group of Citigroup Inc. He had previously served as Chairman & Co-Chief Executive Officer of Citi Markets & Banking since February 2007. Prior to 2007, Mr. Klein held a variety of positions at Citigroup or its predecessor firms.
Mr. Klein's deep experience in leading banking and financial service companies allows him to contribute extensive financial management and strategic expertise to the Board. In addition, Mr. Klein brings to the Board of Directors market insights, including from his experience as an outside public company board member, and the Board of Directors benefits from his corporate governance knowledge.
Continuing Directors with Terms Expiring at the Annual Meeting in 2014
C. Michael Armstrong, 73, has served as a member of our Board since December 2003. Mr. Armstrong served as Chairman of Comcast Corporation from 2002 until May 2004. He was Chairman and Chief Executive Officer of AT&T Corp. from 1997 to 2002, Chairman and Chief Executive Officer of Hughes Electronic Corporation from 1992 to 1997, and retired from IBM in 1991 as Chairman of IBM World Trade after a 31-year career. Mr. Armstrong serves on the board of directors of I.D.S, The Philharmonic Center for the Arts (Naples, FL), The Forum Club of Southwest Florida, and the Telluride Foundation. He is a senior advisor at SV Investment Partners and Tudor Venture Capital.
Mr. Armstrong brings to the Board of Directors experience in executive roles and a background of leading global organizations in the technology industry. Through this experience, he has developed expertise in several valued areas including strategic development, business development, and finance.
Brian H. Hall, 64, was appointed to our Board in March 2008. From January 2007 through August 2007, Mr. Hall served as Vice Chairman of Thomson Corporation. Previously, from 1995 through 2006, Mr. Hall served as President and CEO of Thomson Legal & Regulatory and West Publishing. Prior to joining Thomson, Mr. Hall was President of Shepard's and Executive Vice President of McGraw-Hill. Mr. Hall is currently a director of Archipelago Learning, Inc. He also serves on the board of trustees for the Cheyenne Mountain Zoo and the Intergenerational Foundation. Mr. Hall serves as Vice-Chairman and a member of the board of trustees of the Rochester Institute of Technology. He is a former board member of Bank One of Colorado Springs and Ryerson of Canada.
Mr. Hall brings to the Board many years of relevant industry experience gained in executive level positions in the information services industry.
Balakrishnan S. Iyer, 55, has served as a member of our Board since December 2003. From October 1998 to June 2003, Mr. Iyer served as Senior Vice President and Chief Financial Officer of Conexant Systems, Inc. From 1997 to 1998, he was Senior Vice President and Chief Financial Officer of VLSI Technology Inc. and, from 1993 to 1997, he was Vice President, Corporate Controller of VLSI Technology Inc. Mr. Iyer serves on the board of directors of Life Technologies, Skyworks Solutions, Power Integrations, Inc., and QLogic Corporation.
Mr. Iyer provides to the Board of Directors his expertise in corporate finance, accounting, and strategy, including experience gained as the Chief Financial Officer of two public companies. Mr. Iyer also brings a background in organizational leadership and experience serving as a public company outside director.
Jerre L. Stead, 69, was elected Chief Executive Officer of IHS in September 2006 and has served as Chairman of our Board since December 1, 2000. From August 1996 until June 2000, Mr. Stead served as Chairman of the board of directors and Chief Executive Officer of Ingram Micro Inc. Prior to that, he served as Chief Executive Officer and Chairman of the board of directors at Legent Corporation, from January 1995 to August 1995. From May 1993 to December 1994, he was Executive Vice President of AT&T and Chairman and Chief Executive Officer of AT&T Corp. Global Information Solutions (NCR Corporation). From September 1991 to April 1993, he was President and Chief Executive Officer of AT&T Corp. Global Business Communication Systems (Avaya Corporation). Mr. Stead also serves on the board of directors of Brightpoint, Inc, and Mindspeed Technologies, Inc.
Mr. Stead has been involved in the leadership of IHS for more than 10 years and was previously the Chief Executive Officer of six different public companies. As Chairman and Chief Executive Officer, Mr. Stead brings to the Board of Directors his thorough knowledge of IHS' business, strategy, people, operations, competition, and financial position. Mr. Stead provides recognized executive leadership and vision. In addition, he brings with him a global network of customer, industry, and government relationships.

Organization of the Board of Directors
The Board held eight meetings during the fiscal year ended November 30, 2011. At each meeting, the Chairman was the presiding director. Each director attended at least 75 percent of the total regularly scheduled and special meetings of the Board and the committees on which they served. As stated in our Governance Guidelines, our board expects each director to attend our Annual Meeting of Stockholders, although attendance is not required. At the 2011 Annual Meeting of Stockholders, all of our directors were in attendance.
Our Board has established three standing committees: the Audit Committee, the Human Resources Committee, and the Nominating and Corporate Governance Committee. We believe that all members of the Audit, Human Resources, and Nominating and Corporate Governance Committees meet the independence standards of the New York Stock Exchange and SEC rules and regulations. The Board has approved a charter for each of these committees, each of which can be found on our website at www.ihs.com.
Independent and Non-Management Directors
We believe that all of our directors other than Messrs. Stead and Grolman are “independent directors,” based on the independence standards described above. All of our directors other than Mr. Stead are non-management directors.
In accordance with the IHS Corporate Governance Guidelines, the independent directors designated C. Michael Armstrong as Lead Independent Director. The Lead Independent Director chairs executive sessions of the independent directors. During our 2011 fiscal year, the independent directors of the Board met four times without the presence of management.
Simultaneous Service on Other Public Company Boards
Although the Board does not have a mandatory policy limiting the number of Boards on which a director may serve, our Board has adopted Governance Guidelines (available at www.ihs.com) indicating that directors should not serve on more than five boards of public companies while serving on the Company's Board.
The Governance Guidelines also explain that, if a member of the Company's Audit Committee simultaneously serves on the audit committees of more than three public companies, and the Company does not limit the number of audit committees on which its audit committee members may serve to three or less, then in each case, the Board must determine that such simultaneous service would not impair the ability of such member to serve effectively on the Company's Audit Committee.
The Board has determined that the service of Mr. Roedel on five public company boards other than our Board, including service on the audit committees of three of those boards, does not impair Mr. Roedel's ability to serve on the Company's Board or on its Audit Committee.
Code of Conduct

We have adopted a Code of Business Conduct and Ethics as our “code of ethics” as defined by regulations promulgated under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. Our Code of Business Conduct and Ethics also meets the New York Stock Exchange requirements for a “code of conduct.” Our Code of Business Conduct and Ethics applies to our directors as well as all of our principal executive officers, our financial and accounting officers, and all other employees of IHS.
Our Code of Business Conduct and Ethics, as well as our Governance Guidelines, are available on our website at www.ihs.com. If we approve any substantive amendment to our Governance Guidelines or our Code of Conduct, or if we grant any waiver of the Code of Conduct to the Chief Executive Officer, the Chief Financial Officer, or the Chief Accounting Officer, we intend to post an update on the Investor Relations page of the Company's website (investor.ihs.com) within five business days and keep the update on the site for at least one year.
Communications with the Board
The Board has a process for stockholders or any interested party to send communications to the Board, including any Committee of the Board, any individual director, or our non-management directors. If you wish to communicate with the Board as a whole, with any Committee, with any one or more individual directors, or with our non-management directors, you may send your written communication to:
Stephen Green
General Counsel and Corporate Secretary
IHS Inc.
15 Inverness Way East
Englewood, Colorado 80112
Communications with Non-Management Directors
Interested parties wishing to reach our independent directors or non-management directors may address the communication to our Lead Independent Director, Mr. Armstrong, on behalf of the non-management directors. Address such communications as follows:
C. Michael Armstrong
Lead Independent Director
IHS Inc.
15 Inverness Way East
Englewood, Colorado 80112
Depending on how the communication is addressed and the subject matter of the communication, either Mr. Armstrong or Mr. Green will review any communication received and will forward the communication to the appropriate director or directors.
Composition of Board Committees
The Board has three standing committees, with duties, current membership, and number of meetings for each as shown below.

Name	Audit	Human Resources	Nominating and Governance

C. Michael Armstrong		✓	Chair
Ruann F. Ernst		✓
Christoph v. Grolman
Brian H. Hall		Chair	✓
Roger Holtback	✓
Balakrishnan S. Iyer	Chair		✓
Michael Klein		✓
Richard W. Roedel	✓
2011 Meetings	10	5	4

Audit Committee
Members:
Balakrishnan S. Iyer, Chairman
Roger Holtback
Richard W. Roedel
The Audit Committee assists our Board in its oversight of (i) the integrity of our financial statements, (ii) our independent registered public accountant's qualifications, independence, and performance, (iii) the performance of our internal audit function, and (iv) our compliance with legal and regulatory requirements. The Audit Committee is governed by a charter, a copy of which may be found at the Company's website www.ihs.com. The Audit Committee has sole responsibility for the engagement or termination of our independent accountants. As required by the Audit Committee Charter, all members of the Audit Committee meet the criteria for “independence” within the meaning of the standards established by the New York Stock Exchange, the Company's Corporate Governance Guidelines, and the Audit Committee Charter. Each member of the Audit Committee is financially literate and each member has accounting or related financial management expertise as required by New York Stock Exchange listing standards. In addition, the Board has determined that each member of the Audit Committee meets the definition of “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated by the SEC.
Human Resources Committee
Members:
Brian H. Hall, Chairman
C. Michael Armstrong
Ruann F. Ernst
Michael Klein
The Human Resources Committee has been created by our Board to (i) oversee our compensation and benefits policies generally, (ii) evaluate executive officer performance and review our management succession plan, (iii) oversee and set compensation for our executive officers, (iv) review and discuss the Compensation Discussion and Analysis disclosure with management and provide a recommendation to the Board regarding its inclusion in the Company's annual proxy statement, and (v) prepare the report on executive officer compensation that the SEC rules require to be included in the Company's annual proxy statement. The Human Resources Committee is governed by a charter, a copy of which is available at the Company's website www.ihs.com. See “Compensation Discussion and Analysis” below for a more detailed description of the functions of the Human Resources Committee. All members of the Human Resources Committee are “independent” as required by our Corporate Governance Guidelines and the Human Resources Committee Charter.
Nominating and Corporate Governance Committee
Members:
C. Michael Armstrong, Chairman
Brian H. Hall
Balakrishnan S. Iyer
The Nominating and Corporate Governance Committee has been created by our Board to (i) identify individuals qualified to become board members and recommend director nominees to the Board, (ii) recommend directors for appointment to committees established by the Board, (iii) make recommendations to the Board as to determinations of director independence, (iv) oversee the evaluation of the Board, (v) make recommendations to the Board as to compensation for our directors, and (vi) develop and recommend to the Board our corporate governance guidelines and code of business conduct and ethics. The Nominating and Corporate Governance Committee is governed by a charter. A more detailed description of the functions of the Nominating and Corporate Governance Committee can be found under “Director Nominations” in this Proxy Statement, and in the Nominating and Corporate Governance Committee Charter, a copy of which can be found at the Company's website www.ihs.com. All members of the Nominating and Corporate Governance Committee are “independent” as required by our Corporate Governance Guidelines and the Nominating and Corporate Governance Committee Charter.

Director Nominations
Our Board nominates directors to be elected at each Annual Meeting of Stockholders and elects new directors to fill vacancies when they arise. The Nominating and Corporate Governance Committee has the responsibility to identify, evaluate, recruit, and recommend qualified candidates to the Board for nomination or election.
In addition to considering an appropriate balance of knowledge, experience and capability, the Board has as an objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, and skills. The Nominating and Corporate Governance Committee will select candidates for director based on the candidate's character, judgment, diversity of experience, business acumen, and ability to act on behalf of all stockholders (without regard to whether the candidate has been nominated by a stockholder).
The Nominating and Corporate Governance Committee believes that nominees for director should have experience, such as experience in management or accounting and finance, or industry and technology knowledge, that may be useful to IHS and the Board, high personal and professional ethics, and the willingness and ability to devote sufficient time to effectively carry out his or her duties as a director. The Nominating and Corporate Governance Committee believes it appropriate for at least one, and preferably multiple, members of the Board to meet the criteria established by the SEC for an “audit committee financial expert,” and for a majority of the members of the Board to meet the definition of “independent director” under the rules of the New York Stock Exchange. The Nominating and Corporate Governance Committee also believes it appropriate for certain key members of our management to participate as members of the Board.
Prior to each Annual Meeting of Stockholders, the Nominating and Corporate Governance Committee identifies nominees first by evaluating the current directors whose term will expire at the Annual Meeting and who are willing to continue in service. These candidates are evaluated based on the criteria described above, the candidate's prior service as a director, and the needs of the Board with respect to the particular talents and experience of its directors. In the event that a director does not wish to continue his or her service, the Nominating and Corporate Governance Committee determines not to re-nominate the director, or a vacancy is created on the Board as a result of a resignation, an increase in the size of the Board, or other event, the Nominating and Corporate Governance Committee will consider various candidates for membership, including those suggested by the Nominating and Corporate Governance Committee members, by other Board members, by any executive search firm engaged by the Nominating and Corporate Governance Committee, or by any nomination properly submitted by a stockholder pursuant to the procedures for shareholder nominations for directors provided in “Shareholder Proposals for the 2013 Annual Meeting” in this Proxy Statement. As a matter of policy, candidates recommended by shareholders are evaluated on the same basis as candidates recommended by the Board members, executive search firms, or other sources.

Director Stock Ownership Guidelines
We believe that our nonemployee directors should have a significant equity interest in the Company. In May 2011, our Board adopted an ownership policy that requires directors to hold shares of our common stock with a market value of at least five times the Board's annual cash retainer. This policy went into effect in December 2011 and directors have three years to achieve the holding requirement. Directors are not allowed to sell shares until they reach the guideline. Prior to December 2011, directors were required to hold all equity awards granted since January 2005 until the director's service as a director ended.
Director Compensation
Our nonemployee directors receive compensation for their service on our Board. The compensation is comprised of cash retainers and equity awards. In addition, our nonemployee directors are reimbursed for reasonable expenses.

	2011 ($)
Board Retainer	90,000
Committee Chair Retainer
—Audit Committee	30,000
—Human Resources Committee	30,000	(1)
—Nominating and Corporate Governance Committee	17,500
Committee Member Retainer
—Audit Committee	15,000
—All Other Committees	10,000
Lead Independent Director Retainer	30,000
Annual Equity Award	150,000
Initial Equity Award	150,000
(1) The retainer for the chair of the Human Resources Committee was increased from $17,500 to $30,000 beginning with the second fiscal quarter of 2011.
All equity awards for nonemployee directors will be issued pursuant to the IHS Inc. 2004 Directors Stock Plan. The Board Retainer and certain other retainers may be converted into deferred stock units or deferred under the IHS Inc. 2004 Directors Stock Plan.
We provide liability insurance for our directors and officers.
By agreement between Mr. Grolman and IHS, Mr. Grolman has not received cash compensation for his service as a director of IHS. Beginning in 2011, Mr. Grolman received an annual equity award, due to a change in his employer's policy that had previously prevented Mr. Grolman from receiving any compensation.

Director Compensation During Fiscal Year 2011
The following table sets forth information concerning the compensation of our nonemployee directors during the fiscal year ended November 30, 2011. Directors did not receive any stock option awards during fiscal year 2011.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)		Total ($)
C. Michael Armstrong	147,500		149,969	3,158			300,627
Steven A. Denning (1)	100,000	(2)	149,969	775	18,806	(6)	269,542
Ruann F. Ernst	100,000		149,969				249,969
Christoph v. Grolman	—	(3)	149,969				149,966
Brian Hall	122,500	(2)	149,969				272,467
Roger Holtback	105,000	(2)	149,969				254,969
Balakrishnan S. Iyer	130,000		149,969				279,969
Michael Klein	100,000		149,969				249,969
Richard W. Roedel	105,000	(2)	149,969				254,969

(1)	Mr. Denning resigned from the IHS Board of Directors effective January 28, 2011.

(2)
Includes the value of deferred stock units granted to each of Messrs. Denning, Hall, Holtback, and Roedel. These directors elected to receive deferred stock units in lieu of the following Board and Committee cash retainers: Mr. Denning, $100,000; Mr. Hall, $100,000; Mr. Holtback, $105,000; Mr. Roedel, $105,000. The deferred units will be distributed in shares of IHS common stock after the director's service terminates. Mr. Denning received the shares underlying his deferred units upon his resignation.

(3)	By agreement between IHS and Mr. Grolman, Mr. Grolman did not receive any cash retainers for his service as a director of IHS during 2011.

(4)
On each December 1, the first day of the Company's fiscal year, nonemployee directors each receive an annual award of Restricted Stock Units with a market value of $150,000, rounded down to the nearest whole share. These units vest one year from the date of grant. The valuation of the stock awards reported in this table is the grant date fair value computed in accordance with FASB ASC Topic 718 for awards granted in fiscal year 2011. Any estimated forfeitures are excluded from values reported in this table. The aggregate number of unissued stock awards held by each director on November 30, 2011, the last day of fiscal year 2011, is as follows:

Name	Deferred Stock Units Received in Lieu of Cash Retainers	Annual Stock Awards Outstanding (c)	Total Stock Awards Outstanding at Fiscal Year-End
C. Michael Armstrong	—	16,539	16,539
Steven A. Denning (a)	—	—	—
Ruann F. Ernst	—	15,450	15,450
Christoph v. Grolman	—	2,062	2,062
Brian H. Hall	3,573	11,524	15,097
Roger Holtback	7,429	16,539	23,968
Balakrishnan S. Iyer	—	16,539	16,539
Michael Klein	—	8,996	8,996
Richard W. Roedel (b)	7,750	16,539	24,289

(a)	Mr. Denning received the shares underlying his outstanding awards upon his resignation.

(b)	Mr. Roedel has gifted all of his equity grants to his spouse and disclaims beneficial ownership of these shares.

(c)	Annual stock awards granted to directors have a one-year vesting schedule. Delivery of shares listed in the table above is deferred until after the director's service terminates.

(5)
Prior to fiscal year 2011, Messrs. Armstrong and Denning had elected to defer certain retainers in cash. These deferred cash amounts earn interest at a rate of five percent each year and are to be paid after the director's termination of service. Mr. Denning's deferred cash amounts were paid to him after his resignation. None of our non-employee directors are eligible for a pension plan or similar benefit.

(6)
Upon Mr. Denning's resignation, the Board modified the annual stock grant awarded to Mr. Denning on December 1, 2010 so that the vesting was accelerated from December 1, 2011 to the time of Mr. Denning's termination of service. The difference between the grant date value and the value of the modified award is equal to $18,806.

Officers
Set forth below is information concerning our executive officers as of February 23, 2012.

Name	Age	Position
Jerre L. Stead	69	Chairman of the Board and Chief Executive Officer
Scott Key	53	President and Chief Operating Officer
Richard G. Walker	48	Executive Vice President and Chief Financial Officer
Arshad Matin	48	Executive Vice President, Information and Insight Operations and Research and Analysis
Daniel Yergin	65	Executive Vice President and Strategic Adviser
Stephen Green	59	Senior Vice President and General Counsel
Todd Hyatt	51	Senior Vice President and Chief Information Officer
Heather Matzke-Hamlin	44	Senior Vice President and Chief Accounting Officer
Jane Okun Bomba	49	Senior Vice President and Chief Sustainability, Investor Relations, and Communications Officer
Jeffrey Sisson	55	Senior Vice President and Chief Human Resources Officer
Brian Sweeney	51	Senior Vice President, Global Sales
Executive officers are appointed by our Board. Information about Mr. Stead is provided under “Directors” in this Proxy Statement. A brief biography for each of our other executive officers follows.
Scott Key has served as President and Chief Operating Officer of IHS since January 2011. He served as Senior Vice President, Global Products and Services, from January through December 2010.
Key joined IHS in 2003 to lead strategy, marketing, and product teams for the IHS energy business and has led transformation and growth across IHS operations in his eight years with the company. He was involved in supporting the IHS IPO, led corporate marketing and strategic planning, and has led acquisition integration efforts, including the largest IHS acquisitions. During his tenure at IHS, Key has held leadership positions that span each of the Company's information and insight assets in economics, energy, security, product lifecycle, and environment.
Previously, he served as President and Chief Operating Officer of IHS Global Insight since September 2008. Based in London in 2007-2008, he served as President and Chief Operating Officer of Jane's and chairman of IHS Fairplay. In addition, Key led the EMEA/APAC sales organization as IHS integrated sales team on a global basis. Based in Denver 2003-2007, he served as Senior Vice President of Corporate Strategy and Marketing, and led Energy Strategy, Products and Marketing. Prior to joining IHS in 2003, he served as a senior executive in energy technology and services, based in Houston. Mr. Key served as deepwater development manager for Vastar Resources from 1998 to 2000 and was employed by Phillips Petroleum in a range of international and US domestic roles of increasing scope from 1987 to 1998.
Mr. Key holds bachelor of science degrees in both physics and mathematics from the University of Washington in Seattle as well as a master's degree in geophysics from the University of Wyoming.
Richard G. Walker was named Executive Vice President and Chief Financial Officer in August 2011. Mr. Walker joined IHS in December 2006 and had served as Senior Vice President and Chief Strategy Officer since March 2011, with prior leadership responsibility in Strategy, Marketing, Corporate Development, and Alliances.
Prior to joining IHS, Mr. Walker was Chief Operating Officer at Autobytel Inc., where he had also served as Executive Vice President of Corporate Development and Strategy since January 2003. Previously, Mr. Walker served as Vice President for LoneTree Capital Management from August 2000 to December 2002. Prior to that, he was the Vice President of Corporate Development for MediaOne from April 1997 to July 2000.
Prior to joining MediaOne, Mr. Walker had been with US WEST Communications since 1991, where he was Executive Director of Corporate Development and also held various leadership positions in investor relations, business development, and strategic marketing. Mr. Walker began his career in 1986 as a certified public accountant with Arthur Andersen & Co. in Atlanta, Georgia.

Mr. Walker graduated magna cum laude with a bachelor of science degree in business from the University of Colorado and holds a master's degree in business administration from the University of Denver.
Arshad Matin was named Executive Vice President of IHS Information & Insight Operations and Research & Analysis in January 2012. Mr. Matin joined IHS through the acquisition of Seismic Micro-Technology (SMT) in August 2011 where he was President, Chief Executive Officer, and board member since 2007. Before joining SMT, Mr. Matin was general manager of an enterprise security business at Symantec Corporation which he joined in January 2006 through the company's acquisition of BindView Corporation. At BindView, Mr. Matin was president and chief operating officer. Prior to BindView, Mr. Matin was a partner at the Houston office of McKinsey & Company where he served clients in both high tech and energy industries. He started his career as software developer for Oregon-based Mentor Graphics Corporation.
Mr. Matin earned his master's degree in business administration from the Wharton School, a master of science degree in computer engineering from the University of Texas at Austin, and a bachelor of engineering degree in electrical engineering from Regional Engineering College in India.
Daniel Yergin was appointed Executive Vice President and Strategic Advisor for IHS in September 2006. Dr. Yergin also serves as Chairman of IHS CERA, a position he has held since 1983. Dr. Yergin founded CERA in 1982 and the business was acquired by IHS in 2004. He is a Pulitzer Prize winner, a member of the Board of the United States Energy Association, and a member of the National Petroleum Council and serves on the US Secretary of Energy Advisory Board. He chaired the US Department of Energy's Task Force on Strategic Energy Research and Development. He is also a Trustee of the Brookings Institution and a Director of the US-Russian Business Council and the New America Foundation.
Dr. Yergin received his bachelor of arts degree from Yale University and his doctor of philosophy degree from the University of Cambridge, where he was a Marshall Scholar.
Stephen Green has served as Senior Vice President and General Counsel of IHS since 2003. He was Vice President and General Counsel of IHS from 1996 to 2003 and was appointed Senior Vice President and General Counsel in December 2003. Mr. Green joined the legal department of TBG Holdings N.V. (“TBG”) in 1981.
Mr. Green holds a bachelor's degree from Yale University and a juris doctorate from Columbia Law School.
Todd Hyatt was named Senior Vice President and Chief Information Officer in October 2011. He served as Senior Vice President-Vanguard since 2010, leading the company's business transformation efforts, including its SAP implementation. Mr. Hyatt previously served as Senior Vice President-Financial Planning & Analysis from 2007-2010. He joined IHS in 2005 as Vice President leading the Finance organization for the company’s Engineering segment.
Prior to joining IHS, Mr. Hyatt served as Vice President for Lone Tree Capital Management, a private equity firm. During his career, he also has worked for U S WEST / MediaOne where he was an Executive Director in the Multimedia Ventures organization and for AT&T. He started his career in public accounting, working at Arthur Young and Arthur Andersen.
Mr. Hyatt has a bachelor’s degree in accounting from the University of Wyoming and a master’s degree in management from Purdue University.
Heather Matzke-Hamlin has served as Senior Vice President and Chief Accounting Officer since February 2005. Prior to joining IHS, Ms. Matzke-Hamlin was Director of Internal Audit at Storage Technology Corporation from February 1999 to February 2005. Prior to joining StorageTek, she spent over nine years with PricewaterhouseCoopers (formerly Price Waterhouse) in audit services.
Ms. Matzke-Hamlin holds a bachelor's degree in accounting from Indiana University and is a Certified Public Accountant in the state of Colorado.
Jane Okun Bomba was named Senior Vice President and Chief Sustainability, Investor Relations, and Communications Officer in March 2011. Ms. Okun Bomba  previously served as Senior Vice President, Investor Relations and Chief Customer Process Officer from August 2007 through March 2011 and as Senior Vice President, Investor Relations and Corporate Communications from November 2004 through August 2007.  From 2002 to 2004, Ms. Okun Bomba was a partner with Genesis, Inc., a strategic marketing firm also specializing in investor relations. Prior to that, she was Vice President, Investor Relations and Corporate Communications of Velocom, Inc., from

2000 to 2001, and Executive Director, Investor Relations of Media One Group from 1998 to 2000. Prior to joining Media One, Ms. Okun Bomba headed Investor Relations at Northwest Airlines, where she also held multiple corporate finance positions.
Ms. Okun Bomba holds a bachelor's degree and a master's degree in business administration from the University of Michigan.
Jeffrey Sisson was appointed Senior Vice President and Chief Human Resources Officer in January 2008. Previously, beginning in January 2005, he was Senior Vice President of Global Human Resources of IHS. From September 2002 to January 2005, Mr. Sisson was a Principal in Executive Partners, a private human resources consulting firm. From July 2001 to August 2002, Mr. Sisson was Senior Vice President, Human Resources for EaglePicher, Inc. From March 2000 to July 2001, he was Senior Director, Human Resources for Snap-on Incorporated. From February 1998 to February 2000, he was Director, Human Resources for Whirlpool Corporation.
Mr. Sisson holds a bachelor's degree and a master's degree from Michigan State University.
Brian Sweeney was named Senior Vice President-Global Sales in October 2011, with full responsibility for IHS global sales strategy, operations, and execution for all products and services, managing field sales, inside sales, and channel sales across the full breadth of IHS customer relationships.
Prior to joining IHS, Mr. Sweeney served as Vice President-America Software & Solutions for Hewlett-Packard since 2009. From 2005 to 2009 he served as Senior Vice President-US Commercial Federal & Legal Markets for LexisNexis and from 2003 to 2005 he served as Group Vice President, North American Strategic Accounts for Oracle. Mr. Sweeney has also held sales leadership positions with Siebel Systems and IBM.
Mr. Sweeney holds a bachelor’s degree in marketing from Eastern Illinois University.

Security Ownership of Certain Beneficial Owners and Management
The following table sets forth certain information as of February 23, 2012, as to shares of our Class A common stock beneficially owned by: (i) each person who is known by us to own beneficially more than five percent of our common stock, (ii) each of our executive officers listed in the Summary Compensation Table under “Executive Compensation” in this Proxy Statement, (iii) each of our directors, and (iv) all our directors and executive officers as a group. Unless otherwise stated below, the address of each beneficial owner listed on the table is “c/o IHS Inc., 15 Inverness Way East, Englewood, Colorado 80112.”
The percentage of common stock beneficially owned is based on 65,733,717 shares of Class A common stock outstanding as of the Record Date, February 23, 2012. There are no shares of Class B common stock outstanding, so no votes from that class may be voted. In accordance with SEC rules, “beneficial ownership” includes voting or investment power with respect to securities. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table each have sole voting and investment power with respect to all shares of common stock beneficially owned by them. No shares of common stock held by our directors or officers have been pledged.

	Number of	% of Class
	Common Shares	and
	Beneficially	Total Voting
Name of Beneficial Owner	Owned (1)	Power
Jerre L. Stead (2)	503,929	*
Richard G. Walker	21,566	*
Scott Key	34,549	*
Daniel Yergin	50,371	*
Jane Okun Bomba	48,628	*
Michael J. Sullivan (3)	44,686	*
C. Michael Armstrong	34,639	*
Ruann F. Ernst	15,450	*
Christoph v. Grolman	3,081	*
Brian H. Hall	16,569	*
Roger Holtback	36,119	*
Balakrishnan S. Iyer (4)	29,039	*
Michael Klein	8,996	*
Richard W. Roedel (5)	44,978	*
All current directors and executive officers as a group (19 persons)	922,677	1.4%

Conscientia Investments Limited (6)	14,708,859	22.4%
T. Rowe Price Associates (7)	4,940,170	7.5%
The Woodbridge Company Limited (8)	3,999,000	6.1%
Artisan Investment Corporation (9)	3,759,364	5.7%
FMR LLC (10)	3,670,644	5.6%

* Represents less than 1 percent.

(1)
The number of shares reported as owned in this column includes options exercisable within 60 days and deferred stock units, as described in the table below. The number of shares reported as owned in this column excludes unvested restricted stock units that are reported for the executive officers on the Securities and Exchange Commission Form 4, Table 1 — Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned. The number of shares reported as owned also excludes performance-based restricted stock units held by our executive officers that may be payable in common stock depending upon the achievement of certain performance goals. Details of these holdings as of February 23, 2012, are described in the following table.

	Included in Security Ownership Table Above		Excluded in Security Ownership Table Above
Name	Options Exercisable Within 60 Days	Deferred Stock Units	Unvested Restricted Stock Units With Time Based Vesting	Unvested Restricted Stock Units With Performance Based Vesting (a)
Jerre L. Stead	75,000	--	29,134	50,000
Richard G. Walker	--	--	12,934	42,000
Scott Key	--	--	39,667	83,000
Daniel Yergin	12,500	--	164,650	55,000
Jane Okun Bomba	5,000	--	13,017	26,000
Michael J. Sullivan	--	--	--	--
C. Michael Armstrong	--	16,539	1,699	--
Ruann F. Ernst	--	15,450	1,699	--
Christoph v. Grolman	--	3,081	1,699	--
Brian H. Hall	--	16,569	1,699	--
Roger Holtback	--	25,157	1,699	--
Balakrishnan S. Iyer	--	16,539	1,699	--
Michael Klein	--	8,996	1,699	--
Richard W. Roedel	--	25,478	1,699	--
All current directors and executive officers as a group (19 persons)	92,500	127,809	313,146	400,600
(a) Performance-based restricted stock units are reported at target performance level.

(2)	Mr. Stead's reported ownership includes 258,889 shares held by JMJS II LLP, a family trust.

(3)	Ownership reported for Mr. Sullivan reflects shares held by Mr. Sullivan on August 10, 2011, the last day he was subject to Section 16 as a reporting officer of IHS.

(4)	Mr. Iyer's reported ownership includes 12,500 shares held in irrevocable trusts for his children.

(5)	Mr. Roedel's wife is the holder of all of his reported ownership. Mr. Roedel disclaims beneficial ownership of these shares.

(6)
This information was obtained from the Schedule 13G/A filed with the SEC by Conscientia Investment Limited, a Malta company ("Conscientia") on March 22, 2011. The sole owner of Conscientia is TBG Limited, a Malta company (“TBG”). TBG is wholly owned indirectly by TB Continuity II Trust, a Cayman Islands trust (the “Trust”), of which Georg Heinrich Thyssen-Bornemisza is the sole primary beneficiary. The address of Conscientia is Level 8, Bay Street Complex, St. George's Bay, St Julian's STJ 3311, Malta.

(7)
This information was obtained from the Schedule 13G filed with the SEC by T. Rowe Price Associates, Inc. (Price Associates) on February 10, 2012. These securities are owned by various individual and institutional investors, for which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The address of Price Associates is 100 E. Pratt Street, Baltimore, Maryland 21202.

(8)
This information was obtained from American Stock Transfer & Trust Company, our transfer agent, representing shares owned as of February 23, 2012, by The Woodbridge Company Limited, 65 Queen Street West, Suite 2400, Toronto, Ontario, M5H 2M8.

(9)
This information was obtained from the Schedule 13G filed with the SEC by Artisan Partners on February 7, 2012. These securities have been acquired on behalf of discretionary clients of Artisan Partners, 875 East Wisconsin Avenue, Suite 800, Milwaukee, WI 53202. Persons other than Artisan Partners are entitled to receive all dividends from, and proceeds from the sale of, those shares. None of those persons, to the knowledge of Artisan Partners, has an economic interest in more than five percent of the class. Artisan Partners has shared voting power over 3,587,481 shares and shared dispositive power over 3,759,364 shares.

(10)
This information was obtained from Schedule 13G filed with the SEC by FMR LLC on February 14, 2012. Fidelity Management & Research Company ("Fidelity"), 82 Devonshire Street, Boston, MA 02109, a wholly-owned subsidiary of FMR LLC and an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 3,670,644 shares of Class A common stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the common stock held.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10 percent of a registered class of our equity securities, to file reports of ownership on Forms 3, 4, and 5 with the SEC. Officers, directors, and greater than 10 percent stockholders are required to furnish us with copies of all Forms 3, 4, and 5 that they file.
Based solely on our review of the copies of such forms we have received and written representations from certain reporting persons that they filed all required reports, we believe that, during the last fiscal year, all filings required under Section 16(a) applicable to the Company's officers, directors, and 10 percent stockholders were timely.

Report of the Audit Committee
The following report of the Audit Committee does not constitute “soliciting material” and shall not be deemed filed or incorporated by reference into any other filing by IHS under the Securities Act of 1933 or the Securities Exchange Act of 1934.
The Audit Committee provides assistance to the Board in fulfilling its legal and fiduciary obligations in matters involving the Company's accounting, auditing, financial reporting, internal control, and legal compliance functions by approving the services performed by the Company's independent registered public accountants and reviewing their reports regarding the Company's accounting practices and systems of internal accounting controls as set forth in a written charter adopted by the Board. The Company's management is responsible for preparing the Company's financial statements. The independent registered public accountants are responsible for auditing those financial statements. The Audit Committee is responsible for overseeing the conduct of these activities by the Company's management and the independent registered public accountants.
To fulfill that responsibility, the Audit Committee has regularly met and held discussions with management and the independent registered public accountants. Management represented to the Audit Committee that the Company's consolidated financial statements for fiscal year 2011 were prepared in accordance with generally accepted accounting principles and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accountants.
The Audit Committee has discussed with the independent registered public accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended. As part of that review, the Committee received the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence, and the Committee has discussed the independent registered public accounting firm's independence from the Company and its management, including any matters in those written disclosures. Additionally, the Audit Committee considered whether the provision of non-audit services was compatible with maintaining such accountants' independence.
The Audit Committee has discussed with internal accountants and independent registered public accountants, with and without management present, its evaluations of the Company's internal control over financial reporting, and the overall quality of the Company's financial reporting.
In reliance on the reviews and discussions with management and the independent registered public accountants referred to above, the Audit Committee approved and recommended to the Board the inclusion of the audited financial statements for fiscal year 2011 in the IHS Annual Report on Form 10-K for filing with the SEC.
Respectfully submitted on February 28, 2012, by the members of the Audit Committee of the Board:
Mr. Balakrishnan S. Iyer, Chairman
Mr. Roger Holtback
Mr. Richard W. Roedel

Report of the Human Resources Committee
The following report of the Human Resources Committee does not constitute “soliciting material” and shall not be deemed filed or incorporated by reference into any other filing by IHS under the Securities Act of 1933 or the Securities Exchange Act of 1934.
The Human Resources Committee of the Board has reviewed and discussed with Company management the Compensation Discussion and Analysis section of this Proxy Statement, as required by Item 402(b) of SEC Regulation S-K. Based on such review and discussion, the Human Resources Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
Respectfully submitted on February 28, 2012, by the members of the Human Resources Committee of the Board:
Mr. Brian H. Hall, Chairman
Mr. C. Michael Armstrong
Dr. Ruann F. Ernst
Mr. Michael Klein

Compensation Discussion and Analysis
Introduction
The Compensation Discussion and Analysis will focus on the following:

•	The objectives of our executive compensation program, including the performance it is designed to motivate and reward;

•	The elements of our executive compensation program and their purposes; and

•	How we make compensation decisions and determine the amount of each element of compensation, in general and in fiscal year 2011.
Executive Summary
During 2011, we continued to build a company that we believe has never existed before: a world-renowned company providing information and insight in the most important, collective areas that shape today's business landscape. To do this, we are constantly evolving, growing, and improving. Despite navigating through the constant current of change and uncertainty, the fundamentals of our organization have remained consistent: a focus on delighting the customer in everything we do and creating value and opportunity for our stockholders and colleagues.
Our compensation and incentive structure has focused on our key business objectives and has been instrumental in driving performance. We believe this structure works as evidenced by our total shareholder return, as compared to our peers, and the broader indices, as noted in the following chart. In 2011, 97 percent of our voting stockholders approved our advisory vote on executive compensation. Based on this level of stockholder support, we believe that our compensation and incentive structure helps align executive performance with stockholder value.

	Annualized Total Stockholder Return*
Company	1-Year	3-Year	5-Year
CORPORATE EXECUTIVE BOARD CO	3.1%	21.8%	(13.2)%
DUN & BRADSTREET CORP	(7.1)%	0.8%	(0.4)%
EQUIFAX INC	10.6%	14.5%	(0.2)%
FACTSET RESEARCH SYSTEMS INC	(5.8)%	26.7%	10.0%
GARTNER INC	4.7%	24.9%	11.9%
MCGRAW-HILL COMPANIES INC	26.3%	27.3%	(6.2)%
MOODYS CORP	28.9%	20.4%	(12.3)%
MSCI INC	(15.9)%	22.7%	—
NIELSEN HOLDINGS N.V.(1)*	—	—	—
SOLERA HOLDINGS, INC	(11.9)%	23.7%	—
THOMSON REUTERS CORP	(25.1)%	1.2%	(4.9)%
VERISK ANALYTICS INC	17.8%	—	—

IHS INC	7.2%	32.0%	16.9%

25th Percentile	(10)%	16%	(8)%
Median	3%	22%	(3)%
75th Percentile	14%	25%	2%
IHS Percentile Rank	64%	100%	100%
S&P 500 COMP-LTD	2%	14%	—%
DOW JONES INDUSTRIALS - 30 STK	8%	15%	2%
NASDAQ INDEX COMPOSITE	(2)%	18%	2%
* As of December 31, 2011

(1) Comparative data for Nielsen Holdings N.V. is not available, as Nielsen has been a public company since January 2011.

In order to achieve superior results, we believe it is imperative to have a performance-based culture with compensation programs that are linked to and reward performance. We have created such a culture at IHS and we have done so through the alignment of our objectives, measures, and reward systems across all levels of the organization.

Our compensation philosophy is critical to the creation of a performance-based culture; it rewards colleagues for performance, for demonstrating our values, and for sharing mutual accountability for the long-term success of IHS. This compensation philosophy has been a significant contributor to our success not only in 2011, but in all the years we have been a public company. We have also built a strong alignment with stockholders though our equity program—a critical element of our performance-based culture. The average pay mix for the Chairman/CEO and other executive officers is shown below and reflects this important alignment.

Our compensation programs drive the behaviors necessary to meet or exceed our corporate objectives. Such success ultimately rewards all IHS stakeholders: customers, colleagues, and you, our valued stockholders.
The structure of our executive compensation programs is no different in terms of supporting our Company's overall objectives. Well-structured executive compensation arrangements require balance. This is because well-designed compensation programs must reflect many important business variables and time frames. Specifically, among the most important variables that must be managed include:

•	Alignment with Company strategy and performance across time (i.e., short-, intermediate-, and long-term performance);

•	Design that properly encourages the necessary balance between short-term results and greater long-term value;

•	Attraction, retention, and development of key executive talent;

•	Competitiveness with prevailing practices in both level and mix of pay;

•	Program design and overall mix of compensation consistent with both managerial effectiveness and sound governance;

•	Equitable and sensible progression of opportunities across senior positions, including consideration of succession planning;

•	Consistent program design that can be reasonably applied to a broader cross-section of positions other than just named executive officers ("NEOs"); and

•	Sensible, sustainable, and proportionate sharing of Company success between stockholders and employees.
Balancing these multi-faceted objectives is what the compensation programs at IHS are intended to do. We believe the programs and related pay opportunities allow us to achieve these objectives in a prudent and effective way. The executive compensation structure at IHS is straightforward, competitive in the marketplace, has a strong emphasis on performance (more than many), and is one that stockholders can strongly support.

We have implemented this structure in a way that supports and properly balances the items outlined above, as described in greater detail below.
Objectives of the Executive Compensation Program
The objectives of our executive compensation program are to:

•	Align executive compensation with key stakeholder interests;

•	Attract, retain, motivate, and develop highly qualified executive talent; and

•	Provide appropriate rewards for the achievement of business objectives and growth in stockholder value.

Design of the Total Compensation Program

Our executive compensation program consists of several elements. The following table outlines details of each element.

Component	Purpose	Philosophy Statement
Base Salary	Pay for expertise and experience Attract and retain qualified executives	Generally, targeted at the 50th percentile of peer companies Actual salaries also based on individual experience, expertise, and performance
Short-Term Incentives
Pay for demonstration of our core competencies

Motivate superior operational and financial performance

Provide annual recognition of performance

Align performance and rewards with competitive opportunities

Opportunity generally targeted at the 50th percentile

Provide for increased opportunity when performance exceeds goals

Measures intended to foster customer delight, sustainable year-over-year growth, and value creation

Long-Term Incentives (LTI)	Align executives with stockholders Provide incentives to drive long-term value creation Ensure long-term retention Align with competitive practices
Appropriate target opportunities based on a review of multiple reference points:
 - Market data (50th - 75th percentiles)
 - Individual and Company performance

Predominant focus on LTI vehicles that reward results based on long-term financial drivers of stockholder value

Intended to maintain a meaningful and yet forfeitable ownership stake denominated in our stock

Executive Retirement Benefits	Contribute to a competitive total rewards package
Programs are consistent with those of employees generally, plus restoration for retirement benefits capped by limits imposed by the Internal Revenue Code on compensation that qualifies as retirement-eligible

Employment Agreements
Attract and retain critical talent, particularly for those roles with a high demand for their expertise and services
Institute a measure of appropriate protection by requiring non-compete and non-solicitation provisions as a condition of employment

Benefit levels set conservatively compared to peer group practices

Protect executives in the case of job loss (except for any termination for cause)

For change-in-control protection, help ensure that executives consider all appropriate transactions to increase stockholder value

Overview of Executive Compensation Decisions During Fiscal Year 2011
The Human Resources Committee of the Board (the "Committee") considered a variety of factors in making compensation decisions in fiscal year 2011:

•	Experience, responsibilities, and individual and overall Company performance;

•	Internal equity among senior executives;

•	Role an executive plays in our succession planning efforts;

•	Competitive market data and trends; and

•	Alignment with three key stakeholders: stockholders, customers, and colleagues.
These factors are particularly important in designing compensation arrangements to attract and motivate executives in the markets in which IHS competes.
The Committee also takes into account the necessary balance between appropriately motivating our executives and ensuring that the compensation program does not encourage excessive risk-taking. We believe the balance between short- and long-term incentives supports our stockholders' desire that we deliver results while ensuring financial soundness of our Company over the long term. For fiscal year 2011, the Committee concluded that the compensation program did not encourage excessive risk in achieving performance, including the application of both our annual and long-term incentive plans. Specifically, we continued to rely on our long-term performance measures, stock ownership guidelines, and robust internal controls over financial reporting to ensure that performance-based awards are earned on the basis of accurate financial data. Based on this analysis, the Committee concluded that our compensation programs, both executive and broad-based, provide multiple effective safeguards to protect against unnecessary risk-taking, effectively balancing risk and reward in the best interest of our stockholders.
The Committee engages Meridian Compensation Partners, LLC, as its outside consultant for counsel on executive compensation matters. Meridian only engages in executive compensation and related governance matters and therefore does not perform other unrelated services.
The Committee periodically reviews benchmarking data provided by its outside consultant. The advisor provides market references for base salary, short-term incentives, and long-term incentives. Given the volatility in the market, the Committee also reviews overall trend data as it relates to long-term incentives. During 2011, we re-evaluated our peer group to ensure that we included companies with similar business operations to IHS and that are generally considered comparable companies with respect to business results. Prospectively, our peer group for compensation benchmarking consists of the following companies:

IHS Peer Group for Compensation Benchmarking

Corporate Executive Board Company	Gartner, Inc.	Nielsen Holdings N.V.

Dun & Bradstreet Corporation	McGraw-Hill Companies	Solera Holdings Inc.

Equifax Inc.	Moody's Corporation	Thomson Reuters Corporation

FactSet Research Systems, Inc.	MSCI, Inc.	Verisk Analytics
The Committee also considers the recommendations of our Chief Executive Officer ("CEO") for each of the NEOs excluding the CEO for base salary adjustments, target short-term incentive levels, and long-term incentive grants. In preparing recommendations and in presenting those recommendations to the Committee, the CEO will work as necessary in conjunction with the Chief Human Resources Officer to understand the relevant market comparisons, internal equity, succession planning, and other relevant individual executive considerations. In general, the CEO's pay recommendations for 2011 considered the following:

•	Performance versus stated individual and Company business objectives;

•	The critical nature of each executive officer to the Company's future success; and

•	Market data and the need to retain critical leadership talent.

For the CEO's compensation, the Committee discussed his compensation in executive session without the CEO present.
In 2011, the Committee agreed to increase Mr. Stead's salary 15 percent, from $535,430 to $615,430. Beginning in 2010, Mr. Stead chose to cease any further accruals in the Company's Supplemental Income Plan, and as a result he began receiving payments under this plan which equals $214,570 annually. Due to these payments, Mr. Stead chose in 2010 to reduce his salary by an equal amount. The salaries reported for Mr. Stead in the Summary Compensation Table for 2010 and 2011 are lower than the salary reported in 2009 because of the retirement payments.
The Committee considered the following factors in setting the compensation for the CEO: strong Company performance over the five years that Mr. Stead has been CEO; Mr. Stead's experience level, leadership, and individual performance for the year; and Mr. Stead's results in building teamwork and collaboration across our global organization as we continue to focus on delighting our customers. In addition, the Committee weighed the fact that Mr. Stead had not received a salary increase since 2007 and that his compensation is well below that of those in our peer group, as evidenced by a review of 2010 peer proxy data below:

IHS Peer Group
2010 Total Direct CEO Compensation
(in dollars)
IHS	4,412,383
Median (excluding IHS)	7,661,588
25th Percentile (excluding IHS)	5,796,504
75th Percentile (excluding IHS)	9,521,291
IHS Percentile Rank	17%

During fiscal year 2011, the Committee also reviewed tally sheets to ensure that it had a complete understanding of the value of all compensation being delivered currently, as well as potential value in the future. In addition, the Committee reviews at each meeting a summary of the equity position for each executive for those awards that have vested and those that will vest in the future. These analyses were used to help the Committee ensure that:

•	The executive team has a significant forfeitable equity stake; and

•	The amount earned by executives is appropriate at various performance levels.
The Committee believes that the compensation program design is appropriate based on internal and external benchmarks. Most importantly, the Committee believes that the compensation program appropriately rewards stockholder value creation.
Elements of Compensation
Base Salary
After foregoing general salary increases for most officers in 2010, during 2011, the Committee approved salary increases for our NEOs except for Dr. Yergin, who had received a salary increase the previous year.

•
Mr. Key's salary was increased 17 percent to $525,000 in February 2011 and an additional 5 percent to $550,000 in August 2011. These increases reflect Mr. Key's continually expanding role as President and Chief Operating Officer and the significant contribution he is making to the Company's success.

•
Mr. Walker's salary was increased 7 percent in February 2011 in recognition of his continued performance and contributions in corporate development and his additional responsibilities as Chief Strategy Officer, which were assumed in the first half of the year. In August 2011, Mr. Walker's salary was increased an additional 15 percent to $425,000 to reflect his promotion to Chief Financial Officer.

•	Ms. Okun Bomba's salary was increased 8 percent in February 2011 in recognition of her continued performance and contributions and her additional responsibilities as Chief Sustainability Officer.

•	Mr. Sullivan's salary was increased 6 percent in February 2011 in recognition of his continued performance and contributions in his role.

Short-Term Incentives
For 2011, our NEOs had an opportunity to earn annual cash bonuses based upon the following metrics:

•	Corporate adjusted earnings per share (Adjusted EPS*);

•	Corporate adjusted earnings before interest, taxes, depreciation, and amortization (Adjusted EBITDA*) margin;

•	Strategic/individual goals; and

•	Customer delight.

*
Adjusted EPS and Adjusted EBITDA are non-GAAP financial measures used to supplement our financial statements, which are based on U.S. generally accepted accounting principles (GAAP). Definitions of these non-GAAP measures as well as reconciliations of comparable GAAP measures to non-GAAP measures are provided with the schedules to each of our quarterly earnings releases. The most recent non-GAAP reconciliations were furnished as an exhibit to a Form 8-K dated January 6, 2012, and are available at our website (www.ihs.com).

Prior to the time the bonus amounts were determined and approved, each of the NEOs (other than Mr. Sullivan who is no longer with the Company) and other executive officers agreed to forfeit their 2011 annual cash bonuses to provide additional funding for annual cash bonuses to all other employees. In recognition of this, during the first quarter of 2012, the Committee approved a grant of restricted stock units (RSUs) that vest over two years to each officer who forfeited his or her bonus.
In 2011, the NEOs had the following target annual cash bonus opportunities as a percentage of base salary. The target opportunities for each level are generally based on 50th percentile market data from our benchmarking analysis, as well as considerations for internal equity.

Named Executive Officer	2011 Short-Term Incentive Target as a Percentage of Salary
Stead	100%	(1)
Walker	68%	(2)
Key	84%	(2)
Yergin	100%
Okun Bomba	60%
Sullivan	75%	(3)

(1)
Mr. Stead's short-term incentive percentage is tied to a value of $830,000 which would be his annual salary were it not being reduced due to his annual pension payments of $214,570. This reduction in salary was at Mr. Stead's election and it was agreed with the Committee that his target bonus opportunity would not be reduced as a result.

(2)	The Bonus Targets for Messrs. Key and Walker were adjusted during 2011 due to their promotions. Their short-term incentive percentages reflect the pro-rated target bonus for the fiscal year.

(3)
Mr. Sullivan resigned as an executive officer effective August 10, 2011, and as an employee on November 30, 2011. Under the terms of an agreement entered into with Mr. Sullivan related to his conclusion of service, Mr. Sullivan received a 2011 short-term incentive payout of $231,563.

Long-Term Incentives
Our long-term incentive awards are intended to align executives with stockholders, drive long-term value in the organization, provide for significant long-term retention, and match competitive compensation practices. Awards were granted in February 2011 under our Amended and Restated 2004 Long-Term Incentive Plan (the "Plan") after approval in the January 2011 Committee meeting. Additional special grants were also awarded during the year based upon performance, promotions, and other individual factors.
Performance Share Units
Performance share units (PSUs) strongly align executives both to our financial performance and our stock price. PSUs granted in fiscal year 2011 to each of our NEOs will be earned at the end of fiscal year 2013 if specified performance goals are met. The Committee feels that these goals are key drivers of long-term stockholder value. The awards are denominated and paid in shares of IHS stock so that executives are directly aligned with stockholders during the performance period.

PSUs Granted to Named Executive Officers for 2013 Performance
			Percentage of Target
Metric	Weighting	Payout Level	Shares Earned (2)

		Threshold	50%
2013 Corporate Revenue	50%	Target	100%
		Maximum	175%
		Threshold	50%
2013 Corporate Adjusted EBITDA(1)	50%	Target	100%
		Maximum	175%

(1)	Adjusted EBITDA is a non-GAAP measure. See "Elements of Compensation—Short-Term Compensation" above.

(2)	If threshold levels are not met, zero percent of target is earned for that measure.
In addition to the PSUs related to 2013 performance, Mr. Stead also received PSUs related to 2012 Company performance, as described in the table below. Mr. Stead was granted these PSUs because he did not have any prior outstanding PSUs related to 2012 Company performance. In 2010, the year that these PSUs would typically have been granted, Mr. Stead received time-based shares for retention purposes and to provide recognition of the Company's outstanding performance during difficult economic conditions.

PSUs Granted to CEO for 2012 Performance
Metric	Weighting	Payout Level	Percentage of Target
			Shares Earned (2)

		Threshold	50%
2012 Corporate Revenue	50%	Target	100%
		Maximum	175%
		Threshold	50%
2012 Corporate Adjusted EBITDA(1)	50%	Target	100%
		Maximum	175%

(1)	Adjusted EBITDA is a non-GAAP measure. See "Elements of Compensation—Short-Term Compensation" above.

(2)	If threshold levels are not met, zero percent of target is earned for that measure.
The Committee sets what it believes to be stretch performance goals for revenue and adjusted EBITDA. To achieve 100 percent of target payout, the Company must grow at a rate in excess of historical industry trends which will be reflective of double-digit growth.

Named Executive Officer	PSUs Granted in 2011 at Target Company Performance
Stead (1)	50,000
Walker	15,000
Key	35,000
Yergin	20,000
Okun Bomba	10,000
Sullivan (2)	15,000

(1)	As described above, 25,000 of the PSUs granted to Mr. Stead will vest based upon 2012 company performance and 25,000 of the PSUs granted to Mr. Stead will vest based upon 2013 company performance.

(2)	Mr. Sullivan resigned as an executive officer effective August 10, 2011, and forfeited this grant.

A market range of shares between the 50th and 75th percentile was utilized for the NEOs. Within this market range, each individual was granted a differentiated award based on the Committee's evaluation of performance, potential, and an analysis of outstanding unvested equity. Pursuant to the terms of his employment agreement, Dr. Yergin is eligible to receive annual grants of 20,000 performance-based restricted stock units.
With two exceptions, these awards were approved at the January 2011 Committee meeting and were granted in February 2011 based on our annual compensation cycle. The timing of grants for the NEOs is consistent with other IHS employees. As described below, under "Special Grants of Awards," Messrs. Key and Walker received additional grants of performance-based awards in August 2011. Those awards are included in the number of units granted in the table above.
Special Grants of Stock-Based Awards
During fiscal year 2011, separate performance and time-based grants were awarded to some of our NEOs.

•
In December 2010, Mr. Key was awarded 25,000 time-based RSUs and in August 2011 he was granted 10,000 time-based RSUs and 10,000 performance-based RSUs, with performance tied to 2013 Company performance. (See “Performance Share Units” above in this report.) These awards were granted in consideration of Mr. Key's continually expanding role as President and Chief Operating Officer and as a critical retention tool due to his importance in our succession plans.

•
In July 2011, Dr. Yergin was granted 2,000 performance-based RSUs with performance tied to the publication of his now best-selling book, “The Quest: Energy, Security, and the Remaking of the Modern World.”

•
In August 2011, Mr. Walker was granted 5,000 time-based RSUs and 5,000 performance-based RSUs, with performance tied to 2013 Company performance. (See “Performance Share Units” above in this report.) These awards were granted in recognition of Mr. Walker's promotion to Executive Vice President and Chief Financial Officer.

•	In August 2011, Ms. Okun Bomba was awarded 7,000 time-based RSUs in recognition of her expanding role as Chief Sustainability Officer and as a critical retention tool.
Stock Ownership Guidelines
The Committee believes that senior management should have a significant equity interest in the Company. In order to promote equity ownership and further align the interests of management with our stockholders, the Committee has share retention and ownership guidelines for executive officers. Beginning December 1, 2011, executive officers are required to hold equity equal to a multiple of their salary.

Officer	Multiple of Salary Required to Hold in Equity
Jerre L. Stead	5
Daniel Yergin	4
Scott Key	4
Richard G. Walker	3
Jane Okun Bomba	3
Other Executive Officers	3
If an executive officer did not meet the holding requirement as of December 1, 2011, he or she has three years to become compliant. As of the Record Date, each of our NEOs was in compliance with the holding requirement.
Prior to December 1, 2011, executive officers were required to hold 50 percent of net after-tax shares of non-option awards until they terminated service. In 2011, the Committee reviewed the holdings of each of the executive officers and determined that several of them, especially those who had a longer tenure with the Company, were being required to hold such a high number of shares that they were no longer able to reasonably diversify their assets. The Committee's Compensation Consultant provided an analysis of holding requirements by other public companies. Based on this review, the Committee determined that the multiple of salary is a more balanced approach for designating holding requirements.

Retirement Benefits and Perquisites
We maintain qualified defined benefit and defined contribution plans with an employer match available to all employees, including the NEOs.
The Company has an unfunded nonqualified defined benefit plan that restores benefits that are not able to be provided under the qualified defined benefit plan due to limits imposed by the Internal Revenue Code. The NEOs are eligible to participate in this plan. We do not provide any other type of nonqualified retirement plan for our NEOs.
We also provide our NEOs with life and medical insurance, pension, and other benefits generally available to all employees. Overall, the Committee believes that the Company provides only de minimis perquisites to our executive officers. None of our NEOs received perquisites above the reporting threshold during fiscal 2011.
Employment Contracts, Termination of Employment Arrangements, and Change in Control Arrangements
We have entered into employment agreements with each of our NEOs, except for the CEO who does not have an employment agreement. These employment agreements set forth the terms of employment for these NEOs. They establish what is expected of the NEO, compensation elements for which they are eligible, and benefits due to them, if any, upon termination of employment. The particular events chosen to trigger benefits upon employment termination are based on common practices within our peer group for executive severance protections.
Severance protection particularly related to potential change in control serves the interest of stockholders. Specifically, providing severance and other protections related to a change in control enables the following:

•	Neutrality with respect to a potential change in control that allows an executive to focus on stockholder interest and not future employment;

•	Retention of executives involved in the negotiation, consummation, and/or implementation of a change in control;

•	Attracting executives from other industries and geographical regions;

•	Competitive employment arrangements; and

•	Bridge to future employment opportunities.
In the event of any change in control scenario, a double trigger (ownership change and subsequent termination of employment) is required before any benefits under the arrangement are due to the NEO, other than the acceleration of vesting of stock awards. The termination benefits are intended to be less generous than competitive compensation practices, but are meaningful and designed to protect stockholder value.
In August 2011, the Company entered into an agreement with Mr. Sullivan related to Mr. Sullivan's conclusion of service as the Company's Executive Vice President and Chief Financial Officer. The Committee approved this agreement in recognition of the 12 years of exemplary service Mr. Sullivan provided to the Company and his contribution to our success since the IPO. The terms of the agreement provided for payment of Mr. Sullivan's cash bonus for fiscal year 2011 and acceleration of the vesting of 40,000 shares under pre-existing time- and performance-based equity awards. In the agreement, Mr. Sullivan released the Company from all claims on customary terms and conditions. In addition, under the terms of Mr. Sullivan's employment contract which was effective in 2004, an additional two years of service were credited to the IHS Retirement Income Plan and Supplemental Income Plan.
Impact of Accounting and Tax Treatment
The Committee considers the anticipated accounting and tax treatment to IHS and to the executive officers in its decision-making process. From an accounting perspective, the Committee wishes to ensure that there are no significant negative accounting implications due to the design of the compensation program.
The short-term and long-term incentive plans are generally designed to meet the requirements of Section 162(m) of the Internal Revenue Code. However, the Committee may in the future take actions that it determines are necessary or appropriate to further the best interests of stockholders or to achieve our compensation objectives, but that could cause us to lose all or part of the deduction under Section 162(m) of the Internal Revenue Code.

Our compensation program is also designed with Section 409A of the Internal Revenue Code in mind, so as to avoid additional taxes for our executive officers.

Executive Compensation Tables

2011 Summary Compensation Table
The following summary compensation table sets forth information concerning aggregate compensation earned by or paid to (i) our Chief Executive Officer, (ii) all individuals serving as our Principal Financial Officer during the fiscal year; and (iii) our three other most highly compensated executive officers who served in such capacities as of November 30, 2011. As noted above, we refer to these individuals as our “named executive officers” (“NEOs”).

2011 SUMMARY COMPENSATION TABLE
					Change in
					Pension
					Value and
				Non-Equity	Nonqualified
				Incentive	Deferred
			Stock	Plan	Compensation	All Other
		Salary	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)	($)(2)	($)(3)	($)(4)	($)(5)	($)
Jerre L. Stead (1)	2011	602,154	4,084,000	—	4,292	1,080	4,691,526
Chairman and	2010	551,934	2,894,250	871,500	93,715	984	4,412,383
Chief Executive Officer	2009	750,000	4,431,000	882,750	484,322	1,200	6,549,272

Richard G. Walker (6)	2011	382,321	1,546,200	—	23,466	11,725	1,963,712
Executive Vice President
and Chief Financial Officer

Scott Key	2011	527,061	5,319,050	—	43,538	11,989	5,901,638
President and	2010	445,865	2,107,230	385,000	42,138	11,828	2,992,061
Chief Operating Officer	2009	408,173	810,600	420,000	41,587	188,384	1,868,744

Daniel Yergin	2011	600,000	1,800,540	—	87,770	12,105	2,500,415
Executive Vice	2010	553,231	11,417,368	630,000	89,552	17,300	12,707,451
President and Strategic Advisor	2009	511,538	664,650	750,000	83,283	76,231	2,085,702

Jane Okun Bomba (6)	2011	345,852	1,327,380	—	22,272	11,651	1,707,155
Senior Vice President and Chief
Sustainability, Investor Relations
and Communications Officer

Michael J. Sullivan (7)	2011	471,113	2,638,570	231,563	120,953	11,806	3,474,005
Former Executive Vice President	2010	450,000	2,043,570	365,000	38,245	11,835	2,908,650
and Chief Financial Officer	2009	437,308	886,200	420,000	70,088	11,817	1,825,413

(1)
In 2010, Mr. Stead elected to cease his non-qualified retirement accruals in the Company's Supplemental Income Plan. He began receiving payments under this plan beginning in January 2010. Due to these payments, Mr. Stead chose to reduce his salary by the amount that he was receiving through the retirement plan. Under this retirement plan, Mr. Stead received $189,813 in 2010 and $214,571 in 2011.

(2) Reflects the grant-date fair value of RSUs and PSUs assuming target performance level. The value of these awards is calculated in accordance with FASB ASC Topic 718. Any estimated forfeitures are excluded from values reported in this table. For a discussion of the assumptions made in valuing these awards and a description of how we factor forfeitures into our overall equity compensation expense, refer to “Stock-Based Compensation” in our financial statements contained in our annual reports on Form 10-K for the fiscal years ended November 30, 2009, 2010, and 2011, respectively. The PSUs that are based on company performance have a maximum payout of 175 percent of target. A comparison of the value of the company-based PSUs at target and maximum performance level is described in the table below. PSUs awarded to Mr. Sullivan and Dr. Yergin that have individual performance metrics are not included in the table below, as they did not have a payout level above target.

Value of PSUs Granted During Fiscal Year 2011
	Grant Date Value of PSUs	Grant Date Value of PSUs
Name	at Target Performance Level ($)	at Maximum Performance Level ($)
Stead	4,084,000	7,147,000
Walker	1,181,500	2,067,625
Key	2,771,400	4,849,950
Yergin	1,633,600	2,858,800
Okun Bomba	816,800	1,429,400
Sullivan	1,225,200	2,144,100
(3) Represents performance-based cash payments that were paid in February following the fiscal year for which they were earned. For 2011, prior to the time the bonus amounts would have been determined and approved, each of the NEOs (other than Mr. Sullivan who is no longer with the Company) agreed to forfeit their 2011 annual cash bonuses to provide additional funding for annual cash bonuses to other participants in the bonus plan. (See “Compensation Discussion and Analysis—Elements of Compensation—Short-Term Incentives.”)
(4) Amounts represent the aggregate increase in actuarial value to the NEO of pension benefits accrued during the fiscal year based on the November 30th measurement date used for financial statement reporting purposes. Assumptions used to calculate the change in pension value are discussed in Note 13, “Pensions and Post-Retirement Benefits,” to our financial statements contained in our annual report on Form 10-K.

(5)	None of the NEOs had perquisites that had a value in excess of $10,000. The table below provides a breakdown of other annual compensation in 2011 for each of our NEOs.

Name	401(k) Company Matching Contributions ($)	Dollar Value of Life Insurance Premiums ($)	Total ($)
Stead	__	1,080	1,080
Walker	11,025	700	11,725
Key	11,025	964	11,989
Yergin	11,025	1,080	12,105
Okun Bomba	11,025	626	11,651
Sullivan	11,025	781	11,806

(6)	For Mr. Walker and Ms. Okun Bomba, compensation is not shown for 2010 or 2009, because they were not named executive officers for those periods.

(7) Mr. Sullivan resigned as an executive officer on August 10, 2011 and as an employee on November 30, 2011. The value of his stock awards includes the incremental fair value of 40,000 RSUs and PSUs, computed as of the modification date, that were accelerated per the terms of an agreement between the Company and Mr. Sullivan related to Mr. Sullivan's resignation as an executive officer of the Company. The Change in Pension Value and Nonqualified Deferred Compensation Earnings for Mr. Sullivan during 2011 includes the value of two additional years of age and benefit service that were granted under the Supplemental Income Plan.

2011 Grants of Plan-Based Awards During Fiscal Year
The following table provides information regarding grants of plan-based awards to each of our named executive officers during fiscal year 2011. During fiscal year 2011, none of the NEOs received any stock options.

2011 GRANTS OF PLAN-BASED AWARDS
									All Other
									Stock	Grant
									Awards	Date Fair
			Estimated Future Payouts			Estimated Future Payouts			Number of	Value of
			Under Non-Equity			Under Equity			Shares	Stock and
		Date	Incentive Plan Awards (1)			Incentive Plan Awards (2)			of Stock	Option
	Grant	Award	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Awards
Name	Date	Approved	($)	($)	($)	(#)	(#)	(#)	(#)(3)	($)(4)
Stead			307,100	830,000	1,369,500
	2/1/2011	1/13/2011				25,000	50,000	87,500		4,084,000

Walker			97,129	262,512	433,144
	2/1/2011	1/13/2011				5,000	10,000	17,500		816,800
	8/15/2011	8/9/2011				2,500	5,000	8,750		364,700
	8/15/2011	8/9/2011							5,000	364,700

Key			166,063	448,819	740,552
	12/1/2010	10/28/2010							25,000	1,818,250
	2/1/2011	1/13/2011				12,500	25,000	43,750		2,042,000
	8/15/2011	7/22/2011				5,000	10,000	17,500		729,400
	8/15/2011	7/22/2011							10,000	729,400

Yergin			222,000	600,000	990,000
	2/1/2011	1/13/2011				10,000	20,000	35,000		1,633,600
	7/1/2011	5/5/2011				—	2,000	—		166,940

Okun Bomba			77,700	210,000	346,500
	2/1/2011	1/13/2011				5,000	10,000	17,500		816,800
	8/15/2011	8/2/2011							7,000	510,580

Sullivan			131,813	356,250	587,813
	12/15/2010	10/28/2010				—	12,000	—		936,120
	2/1/2011	1/13/2011				7,500	15,000	26,250		1,225,200 (5)
	8/20/2011	8/9/2011								477,250 (6)

(1)
The amounts in these columns reflect ranges of possible payouts under our 2011 annual incentive plan. Under this plan, threshold performance must be met in order for there to be any payout. For 2011, prior to the time the bonus amounts would have been determined and approved, each of the NEOs (other than Mr. Sullivan who is no longer with the Company) agreed to forfeit their 2011 annual cash bonuses to provide additional funding for annual cash bonuses to other participants in the bonus plan. We made various assumptions to determine the estimated payouts as shown in the table above, including:

•	Threshold amounts assume financial performance payout at 30 percent and individual and customer delight performance payout at 50 percent.

•	Target amounts assume financial, individual, and customer delight performance payout at 100 percent.

•
Stretch, or maximum, amounts assume financial, individual, and customer delight performance payout at 150 percent. Additionally, we assumed 10 percent of the core calculated for the organic revenue special award achievement.

(2)
These awards represent shares of our common stock underlying PSUs granted to our NEOs under our Plan. The vesting of these awards is described under "Narrative Disclosure to 2011 Summary Compensation Table" and "2011 Grants of Plan-Based Awards Table" below.

(3)
Represents shares of our common stock underlying RSUs with time-based vesting granted to our NEOs under the Plan. The vesting of these awards is described under "Narrative Disclosure to 2011 Summary Compensation Table" and "2011 Grants of Plan-Based Awards Table" below.

(4)
The grant date fair value of PSUs is calculated by multiplying the fair market value of a share of our common stock, as determined under the Plan, on the grant date by the target number of shares granted. Under the Plan, the fair market value for a share of our common stock is the average of the high and low trading prices on the date of grant.

(5)
Under the terms of an agreement between the Company and Mr. Sullivan related to Mr. Sullivan's resignation as an executive officer of the Company, the 15,000 PSUs granted on February 1, 2011 were forfeited.

(6) On August 20, 2011, per the terms of an agreement between the Company and Mr. Sullivan related to Mr. Sullivan's resignation as an executive officer of the Company, the vesting terms were modified for 40,000 RSUs and PSUs previously granted to Mr. Sullivan. These shares were delivered to Mr. Sullivan on August 20, 2011. The grant date fair value reported in the table above is equal to the incremental fair value of these awards, computed as of the modification date.

Narrative Disclosure to 2011 Summary Compensation Table and 2011 Grants of Plan-Based Awards Table
In fiscal year 2011, all of our non-equity and equity incentive compensation awards were made under and subject to the terms of the Plan.
In 2011, we granted PSUs with company-based performance metrics to each of the NEOs. (See “Compensation Discussion and Analysis—Elements of Compensation-Performance Share Units”) The PSUs will be earned after the end of fiscal year 2013 if specified performance goals are met. The awards are paid in shares of common stock, and have dividend equivalent rights that are payable only if the underlying awards vest. In addition, Mr. Key, Mr. Walker, and Ms. Okun Bomba received RSUs with time-based vesting, and Dr. Yergin and Mr. Sullivan received PSUs with individual performance metrics. The table below summarizes the vesting terms of awards granted to our NEOs.

Terms of Awards Granted
Name	Grant Date	Time Based RSUs Granted	Performance Based RSUs Granted	Vesting Terms
Stead	2/1/2011		50,000	50% tied to 2012 Company performance, and 50% tied to 2013 Company performance
Walker	2/1/2011		10,000	100% tied to 2013 Company performance
	8/15/2011		5,000	100% tied to 2013Company performance
	8/15/2011	5,000		50% vests on the first two anniversaries of the grant date
Key	12/1/2010	25,000		33.3% vests on the first three anniversaries of the grant date
	2/1/2011		25,000	100% tied to 2013 Company performance
	8/15/2011	10,000		33.3% vests on the first three anniversaries of the grant date
	8/15/2011		10,000	100% tied to 2013 Company performance
Yergin	2/1/2011		20,000	100% tied to 2013 Company performance
	7/1/2011		2,000	100% tied to publication of Mr. Yergin's book, The Quest: Energy, Security, and the Remaking of the Modern World
Okun Bomba	2/1/2011		10,000	100% tied to 2013 Company performance
	8/15/2011	7,000		33.3% vests on the first three anniversaries of the grant date
Sullivan (1)	12/15/2010		12,000	Individual performance objectives with a two-year performance period
	2/1/2011		15,000	100% tied to 2013 Company performance
TOTAL GRANTS		47,000	159,000

(1)
In August 2011, the Company and Mr. Sullivan entered into an agreement related to Mr. Sullivan's resignation as an executive officer on August 10, 2011 and as an employee on November 30, 2011. In this agreement, the vesting terms were modified for 40,000 PSUs and RSUs and Mr. Sullivan received the shares underlying these awards on August 20, 2011. Mr. Sullivan forfeited 36,000 PSUs upon his termination as an executive officer, including the 15,000 PSUs granted on February 1, 2011.

Outstanding Equity Awards at 2011 Fiscal Year-End
The following table sets forth information concerning the current holdings of stock options, RSUs, and PSUs by our named executive officers as of November 30, 2011, the last day of our fiscal year 2011. The market value of the shares set forth under the “Stock Awards” column was determined by multiplying the number of unvested or unearned shares by $88.38, the closing price of our common stock on November 30, 2011, the last day of our fiscal year. None of the NEOs had unexercisable options at the end of the fiscal year.

OUSTANDING EQUITY AWARDS AT 2011 FISCAL YEAR-END
OPTION AWARDS					STOCK AWARDS
Equity Incentive
Plan Awards:
								Equity Incentive	Market or
								Plan Awards:	Payout
	Number of				Number		Market Value	Number of	Value of
	Securities				of Shares		of Shares	Unearned Shares,	Unearned Shares,
	Underlying				or Units		or Units	Units or	Units or
	Unexercised		Option		of Stock		of Stock	Other Rights	Other Rights
	Options		Exercise	Option	That Have		That Have	That Have	That Have
	(#)		Price	Expiration	Not Vested		Not Vested	Not Vested	Not Vested
Name	Exercisable		($)(1)	Date	(#)		($)	(#)	($)
Stead	75,000	(2)	37.65	1/29/2015	70,167	(3)	6,201,359	50,000 (8)	4,419,000
Walker	—		—	—	26,927	(4)	2,379,808	27,000 (8)	2,386,260
Key	—		—	—	61,260	(5)	5,414,159	53,000 (8)	4,684,140
Yergin	12,500	(2)	37.65	1/29/2015	183,450	(6)	16,213,311	35,000 (8)	3,093,300
Okun Bomba	5,000	(2)	37.65	1/29/2015	18,644	(7)	1,647,757	18,000 (8)	1,590,840
Sullivan (9)	—		—	—	—		—	—	—

(1)	The option exercise price is equal to the closing price of IHS common stock on the date of grant.

(2)	Of the total options granted (which is equal to the sum of the options exercisable), one-third vested and became exercisable on each of January 29, 2008; January 29, 2009; and January 29, 2010.

(3)
Consists of 29,167 RSUs and 41,000 PSUs. The RSUs vest as follows: 8,333 on February 1, 2012; 8,334 on February 1, 2013; and 12,500 on August 6, 2012. The PSUs vested on January 13, 2012, based on 2011 financial performance.

(4)
Consists of 12,167 RSUs and 14,760 PSUs. The RSUs vest as follows: 1,833 on February 1, 2012; 1,834 on February 1, 2013; 3,500 on August 6, 2012; 2,500 on August 15, 2012; and 2,500 on August 15, 2013. The PSUs vested on January 13, 2012, based on 2011 financial performance.

(5)
Consists of 46,500 RSUs and 14,760 PSUs. The RSUs vest as follows: 3,000 on February 1, 2012; 3,000 on February 1, 2013; 5,500 on August 6, 2012; 8,333 on December 1, 2011; 8,333 on December 1, 2012; 8,334 on December 1, 2013; 3,333 on August 15, 2012; 3,333 on August 15, 2013; and 3,334 on August 15, 2014. The PSUs vested on January 13, 2012, based on 2011 financial performance.

(6)
Consists of 171,150 RSUs and 12,300 PSUs. The RSUs vest as follows: 12,500 on January 15, 2012; 3,650 on August 6, 2012; 20,000 on each July 1 of years 2012 through 2015; and 25,000 on each July 1 of years 2016 through 2018. The PSUs vested on January 13, 2012, based upon 2011 financial performance.

(7)
Consists of 12,084 RSUs and 6,560 PSUs. The RSUs vest as follows: 1,167 on February 1, 2012; 1,167 on February 1, 2013; 2,750 on August 6, 2012; 2,333 on August 15, 2012; 2,333 on August 15, 2013; and 2,334 on August 15, 2014. The PSUs vested on January 13, 2012, based on 2011 financial performance.

(8)
These awards consist of PSUs that will pay out based upon company performance in 2012 and 2013, respectively. The PSUs have three key payout levels: threshold, target, and maximum. If threshold performance is not met, the award will be forfeited. The numbers of shares reported in the table above are at the target payout level. The following table describes the payout levels at threshold and maximum performance levels:

Unearned PSUs Outstanding at End of Fiscal Year 2011
		Threshold		Target		Maximum
			Market		Market		Market
		Number of	Value of	Number of	Value of	Number of	Value of
		Unearned	Unearned	Unearned	Unearned	Unearned	Unearned
		Units That	Units That	Units That	Units That	Units That	Units That
		Have Not	Have Not	Have Not	Have Not	Have Not	Have Not
	Performance	Vested	Vested	Vested	Vested	Vested	Vested
Name	Year	(#)	($)	(#)	($)	(#)	($)
Stead	2012	12,500	1,104,750	25,000	2,209,500	43,750	3,866,625
	2013	12,500	1,104,750	25,000	2,209,500	43,750	3,866,625

Walker	2012	6,000	530,280	12,000	1,060,560	21,000	1,855,980
	2013	7,500	662,850	15,000	1,325,700	26,250	2,319,975

Key	2012	9,000	795,420	18,000	1,590,840	31,500	2,783,970
	2013	17,500	1,546,650	35,000	3,093,300	61,250	5,413,275

Yergin	2012	7,500	662,850	15,000	1,325,700	26,250	2,319,975
	2013	10,000	883,800	20,000	1,767,600	35,000	3,093,300

Okun Bomba	2012	4,000	353,520	8,000	707,040	14,000	1,237,320
	2013	5,000	441,900	10,000	883,800	17,500	1,546,650

(9)
In August 2011, the Company and Mr. Sullivan entered into an agreement related to Mr. Sullivan's resignation as an executive officer on August 10, 2011 and as an employee on November 30, 2011. In this agreement, the vesting terms were modified for 40,000 PSUs and RSUs and Mr. Sullivan received the shares underlying these awards on August 20, 2011. Mr. Sullivan forfeited 36,000 PSUs upon his termination as an executive officer, including the 15,000 PSUs granted on February 1, 2011.

Option Exercises and Stock Vested During Fiscal Year 2011
The following table sets forth information concerning the number of shares acquired and dollar amounts realized by each of our named executive officers during the fiscal year ended November 30, 2011 on the exercise of stock options and the vesting of RSUs and PSUs.

Option Exercises and Stock Vested During Fiscal Year 2011
	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
	On Exercise	On Exercise (1)	On Vesting	On Vesting (2)
Name	(#)	($)	(#)	($)
Stead			59,333	4,603,534
Walker	2,500	102,915	16,958	1,324,133
Key	5,000	254,247	30,980	2,428,310
Yergin			48,160	3,856,245
Okun Bomba			9,691	744,643
Sullivan			61,090	4,428,684 (3)

(1)	Value realized on option exercises is the difference between the market price of the underlying shares at exercise and the option exercise price.

(2)
Value realized on vesting is calculated by multiplying the number of shares vesting by the average of the high and low trading prices on the vesting date (the fair market value as authorized in the Plan). The value realized upon vesting does not necessarily reflect the actual proceeds that may have been or will in the future be received by the named executive officer upon the sale of the shares that vested.

(3)
The value realized on vesting for Mr. Sullivan is comprised of (a) $1,631,084, which represents the value of awards vested and released during 2011, under the original terms of Mr. Sullivan's awards, and (b) $2,797,600, which represents the value of 40,000

RSUs and PSUs on August 20, 2011, the day these awards were accelerated and released to Mr. Sullivan, pursuant to an agreement between Mr. Sullivan and the Company related to Mr. Sullivan's resignation as an executive officer.
Pension Benefits
IHS sponsors a tax-qualified defined benefit pension plan (Retirement Income Plan) for all U.S. employees employed prior to January 1, 2012. Effective April 1, 2011, IHS changed the Retirement Income Plan benefit formula from 15 percent of pensionable earnings to 10 percent of pensionable earnings for all eligible participants. U.S. employees joining IHS on or after January 1, 2012 are not eligible for the Retirement Income Plan. The Company also sponsors a nonqualified supplemental retirement plan (Supplemental Income Plan) to provide benefits to participants that are limited by Internal Revenue Code limits that apply to tax-qualified defined benefit plans. Under the Internal Revenue Code, the maximum permissible benefit from the qualified plan, for retirements in 2011, is $195,000 and the annual compensation exceeding $245,000 in 2011 cannot be considered in computing the maximum permissible benefit under the plan. Benefits under the Supplemental Income Plan replace the benefits that would have been provided if the Internal Revenue Code limits were not in place.
The table below sets forth the present value of accumulated benefits payable at age 65 (or later if applicable) as of November 30, 2011.

2011 Pension Benefits
Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Stead (1)	Qualified	11.0	640,397	—
	Supplemental	35.0	2,699,492	214,570 (3)
Walker	Qualified	5.0	71,314	—
	Supplemental	5.0	22,261	—
Key	Qualified	5.6	103,675	—
	Supplemental	5.6	67,219	—
Yergin	Qualified	5.6	188,516	—
	Supplemental	5.6	212,746	—
Okun Bomba	Qualified	7.1	89,866	—
	Supplemental	7.1	17,426	—
Sullivan (2)	Qualified	12.1	162,806	—
	Supplemental	14.1	161,716	—

(1)	In 2003, Mr. Stead was granted an additional 25 years of benefit service under the Supplemental Income Plan which is $2,248,363 of the present value listed above.

(2)
Mr. Sullivan resigned as an executive officer of the Company on August 10, 2011, and as an employee on November 30, 2011. Pursuant to his Separation Agreement, Mr. Sullivan was granted an additional two years of age and benefit service under the Supplemental Income Plan, which represents $67,944 of the present value listed above.

(3)	In January 2010, Mr. Stead began receiving payments under the Supplemental Income Plan.
Accrued Benefit
The accrued benefit is calculated according to the formula outlined below:

A.	Benefit accrued as of April 30, 2006 equals (i)+(ii)+(iii)*:

i.	1.25 percent of highest five years' average compensation in last 10 years as of April 30, 2006 up to covered compensation times years of benefit service (maximum 30 years),

ii.	1.70 percent of highest five years' average compensation in last 10 years as of April 30, 2006 in excess of covered compensation times years of benefit service (maximum 30 years), plus

iii.	0.5 percent of highest five years' average compensation in last 10 years as of April 30, 2006 times years of benefit service in excess of 30 years.
Plus

B.	From May 1, 2006 to March 30, 2011, 15 percent of pensionable earnings, payable at age 65 as a lump sum pension.
Plus

C.	From April 1, 2011, 10 percent of pensionable earnings, payable at age 65 as a lump sum pension.
*Note that for grandfathered participants, service through March 31, 2011 is covered under portion A. In the table above, Mr. Stead is the only grandfathered NEO.
Vesting
Participants are 100 percent vested in their benefit at the earlier of the time they are credited with three years of vesting service or the date they reach age 65. Vesting may be accelerated in years in which the Company makes a transfer of surplus plan assets to the retiree medical accounts to provide for retiree medical coverage.  Participants who were eligible employees as of May 1, 2006 are fully vested. All of the NEOs are fully vested in their benefit.
Retirement Eligibility
Normal retirement age under the plan is 65, but a participant who terminates employment with at least ten years of vesting service may retire as early as age 55. Under Formula A above, participants who terminate employment after age 55 with ten years of vesting service will receive a benefit reduction equal to 0.5 percent for each month that benefit commencement precedes age 62. Participants who terminate employment before age 55 with ten years of vesting service will receive a benefit reduction equal to 0.5 percent for each month that benefit commencement precedes age 65. Formula A will be actuarially reduced for benefit commencements prior to age 55.
Under Formulas B and C, participants who terminate prior to age 65 will receive a benefit reduction equal to 4.5 percent compounded annually for each year commencement precedes age 65.

Potential Payments upon Termination or Change in Control
The Company has entered into certain agreements that provide for compensation to the NEOs in the event of certain forms of termination of employment, including a change in control. Each of the current NEOs except for Mr. Stead has an employment agreement with the Company; all of the current NEOs including Mr. Stead benefit from accelerated vesting of all or a portion of their equity awards following certain termination events, pursuant to the terms of their equity award agreements.
In addition to the amounts discussed in the tables below, all of the NEOs may receive payouts from our qualified plans in the same manner that any salaried employee would (for instance, life or disability insurance payouts, pension plan payouts, or similar benefits).
The tables below provide details of the nature and amounts of compensation to each NEO, assuming a hypothetical termination on November 30, 2011, the last day of our most recent fiscal year. The tables are based on the following four scenarios:

1.	Voluntary Termination Other Than for Good Reason or Involuntary Termination for Cause

This category refers to voluntary terminations by the executive other than for Good Reason (including resignations, retirements, or other terminations by mutual agreement, as defined below) as well as terminations by the company for Cause (including willful failure to perform material duties). In August 2011, the Company and Mr. Sullivan entered into an agreement related to his resignation as an executive officer of the Company. Payments related to this agreement are discussed in the Compensation Discussion and Analysis.

2.	Involuntary Termination Without Cause or Termination for Good Reason without Change in Control

This category refers to voluntary terminations by the executive for Good Reason or involuntary terminations by the Company without Cause. This form of termination covers events outside of a change in control context.
For Messrs. Key and Walker and Ms. Okun Bomba, “Good Reason” is defined as any breach by the Company of its material obligations under each executive's employment agreement, excluding immaterial actions (or failures of action) not taken (or omitted to be taken) in bad faith and which, if capable of being remedied, are remedied by the Company within 30 days of receipt of notice.
For Dr. Yergin, “Good Reason” is defined the same way, but also may be triggered if Dr. Yergin's principal location of work is moved more than 50 miles (other than any relocation recommended or consented to by Dr. Yergin); it being understood that Dr. Yergin may be required to travel on business to other locations as may be required or desirable in connection with the performance of job duties.

3.	Involuntary Termination Without Cause or Termination for Good Reason with a Change in Control

Within each NEO's employment agreement, and under the Plan, “change in control” is defined as follows:

•
the acquisition, directly or indirectly, by any person or group (within the meaning of Section 13(d)(3) of the Exchange Act) of the beneficial ownership of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of all outstanding securities of the Company;

•
a merger or consolidation in which the Company is not the surviving entity, except for a transaction in which the holders of the outstanding voting securities of the Company immediately prior to such merger or consolidation hold, in the aggregate, securities possessing more than fifty percent (50%) of the total combined voting power of all outstanding voting securities of the surviving entity immediately after such merger or consolidation;

•
a reverse merger in which the Company is the surviving entity but in which securities possessing more than fifty percent (50 percent) of the total combined voting power of all outstanding voting securities of the Company are transferred to or acquired by a person or persons different from the persons holding directly or indirectly those securities immediately prior to such merger;

•	the sale, transfer or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company;

•	the approval by the stockholders of a plan or proposal for the liquidation or dissolution of the Company; or

•
as a result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions (a "Transaction"), the persons who are members of the Board before the Transaction will cease to constitute a majority of the board of directors of the Company or any successor thereto.

For Messrs. Key and Walker, Dr. Yergin, and Ms. Okun Bomba, “Good Reason” following a change in control is defined as follows:

•	the material diminution of position (including titles and reporting relationships), duties or responsibilities, excluding immaterial actions not taken in bad faith;

•
the breach by the Company of any of its material obligations under the employment agreement, excluding immaterial actions (or failures of action) not taken (or omitted to be taken) in bad faith and which, if capable of being remedied, are remedied by the Company within 30 days after receipt of such notice thereof; or

•
the Company's relocation of the executive's principal location of work by more than 50 miles (other than any relocation recommended or consented to by the executive); it being understood that the executive may be required to travel on business to other locations as may be required or desirable in connection with the performance of job duties.

For all executives, unvested equity awards (including stock options, PSUs, and time-based RSUs) vest automatically in the event of a change in control. For Messrs. Key and Walker, Dr. Yergin, and Ms. Okun Bomba, other severance is earned if they are terminated involuntarily without Cause or voluntarily with Good Reason within 15 months following a change in control.

4.    Death or Disability

For all equity compensation awards under the Plan, “Disability” is defined as a mental or physical illness that entitles one to receive benefits under the Company's long-term disability plan.

Potential Post-Termination Payments Table — Stead

Payments Upon Separation	Voluntary Termination Other Than For Good Reason or Involuntary Termination for Cause	Involuntary Termination Without Cause or Termination for Good Reason (not Related to Change in Control)	Involuntary Termination Without Cause or Termination for Good Reason (Change in Control)	Death	Disability
Cash Compensation:
Cash Severance (1)	$—	$—	$—	$—	$—
Bonus Compensation (1)	$—	$—	$—	$—	$—
Long-Term Incentive Compensation:
Stock Options (2)	$—	$—	$—	$—	$—
Performance RSUs (PSUs) (3)	$3,623,580	$3,623,580	$8,838,000	$8,838,000	$8,838,000
Time-Based RSUs (4)	$—	$—	$2,577,780	$2,577,780	$2,577,780
Benefits & Perquisites:
Retirement Enhancement	$—	$—	$—	$—	$—
Welfare Benefits Continuation	$—	$—	$—	$—	$—
Outplacement Assistance	$—	$—	$—	$—	$—
Excise Tax & Gross-Up	$—	$—	$—	$—	$—
Total	$3,623,580	$3,623,580	$11,415,780	$11,415,780	$11,415,780

(1)	Mr. Stead does not have an employment agreement; payments to him upon termination are limited to the provisions of his award agreements for equity compensation.

(2)	Mr. Stead has no unvested stock options.

(3)
The value for PSUs is based on the Company's stock price at the end of the 2011 fiscal year. Mr. Stead's PSUs for the 2009-2011 performance period is vested subject to Committee certification; the value of that award is included in this table based on actual payout as a fraction of Target (for terminations unrelated to Change in Control, death, or Disability; for such terminations, the award vests at Target). Other unvested PSUs vest at Target in the event of death, Disability, or Change in Control, and are forfeited for other forms of termination.

(4)
The value of time-vested RSUs is based on the company's stock price at the end of the 2011 fiscal year. Mr. Stead's time-vested RSU awards vest in the event of death, Disability, or Change in Control. They also vest for any other form of termination if it takes place on or after February 1, 2012, but are forfeited for a termination prior to that date (unless related to death, Disability, or Change in Control).

Potential Post-Termination Payments Table — Walker

Payments Upon Separation	Voluntary Termination Other Than For Good Reason or Involuntary Termination for Cause	Involuntary Termination Without Cause or Termination for Good Reason (not Related to Change in Control)	Involuntary Termination Without Cause or Termination for Good Reason (Change in Control) (5)	Death	Disability
Cash Compensation:
Cash Severance (1)	$—	$1,115,625	$1,487,500	$—	$—
Bonus Compensation (1)	$—	$318,750	$318,750	$318,750	$318,750
Long-Term Incentive Compensation:
Stock Options (2)	$—	$—	$—	$—	$—
Performance RSUs (PSUs) (3)	$—	$—	$3,977,100	$3,977,100	$3,977,100
Time-Based RSUs (4)	$—	$—	$1,075,320	$1,075,320	$1,075,320
Benefits & Perquisites:
Retirement Enhancement (6)	$—	$54,035	$54,035	$—	$—
Welfare Benefits Continuation (7)	$—	$21,106	$28,142	$—	$—
Outplacement Assistance	$—	$18,000	$18,000	$—	$—
Excise Tax & Gross-Up (8)	$—	$—	$2,662,640	$—	$—
Total	$—	$1,527,516	$9,621,487	$5,371,170	$5,371,170

(1)
Mr. Walker receives a multiple of base salary and target bonus (1.5X for a termination without Cause or for Good Reason, 2X if termination follows a Change in Control) plus a bonus payment at Target (following termination due to Change in Control) or at actual results for the year (following termination outside of a Change in Control - presented at Target in this table).

(2)	Mr. Walker has no unvested stock options.

(3)
The value for PSUs is based on the company's stock price at the end of the 2011 fiscal year assuming vesting based on Target performance. Actual awards will vest based on actual performance, once the Board has certified the results. All unvested PSUs vest at Target in the event of death, Disability, or Change in Control.

(4)
The value of time-vested RSUs is based on the company's stock price at the end of the 2011 fiscal year. Mr. Walker's time-vested RSU awards vest in the event of death, Disability, or Change in Control.

(5)	Equity awards vest in the event of a Change in Control (i.e. single-trigger); other severance is earned for a qualified termination following a Change in Control.

(6)
Mr. Walker receives a retirement enhancement in the event of termination without Cause or for Good Reason (either within a Change in Control situation, or outside of one). This is an actuarially calculated value equal to a two-year credit in the retirement programs in which the executives participate. A discussion of the assumptions made in determining this increase is included in the Form 10-K for the period.

(7)	Mr. Walker receives welfare benefits continuation under certain termination scenarios, equal to 18 months (outside of a Change in Control) or 24 months (following a Change in Control).

(8)
Mr. Walker is eligible to receive an additional payment sufficient to offset the levying of an excise tax on excess parachute payments (as defined by section 280(g) of the Internal Revenue Code). This payment is only triggered in a Change in Control situation. Mr. Walker is in an excise tax position as of November 30, 2011.

Potential Post-Termination Payments Table — Key

Payments Upon Separation	Voluntary Termination Other Than For Good Reason or Involuntary Termination for Cause	Involuntary Termination Without Cause or Termination for Good Reason (not Related to Change in Control)	Involuntary Termination Without Cause or Termination for Good Reason (Change in Control) (5)	Death	Disability
Cash Compensation:
Cash Severance (1)	$—	$1,526,250	$2,035,000	$—	$—
Bonus Compensation	$—	$467,500	$467,500	$467,500	$467,500
Long-Term Incentive Compensation:
Stock Options (2)	$—	$—	$—	$—	$—
Performance RSUs (PSUs) (3)	$—	$—	$6,274,980	$6,274,980	$6,274,980
Time-Based RSUs (4)	$—	$—	$4,109,672	$4,109,672	$4,109,672
Benefits & Perquisites:
Retirement Enhancement (6)	$—	$88,773	$88,773	$—	$—
Welfare Benefits Continuation (7)	$—	$21,100	$28,134	$—	$—
Outplacement Assistance	$—	$18,000	$18,000	$—	$—
Excise Tax & Gross-Up (8)	$—	$—	$4,264,319	$—	$—
Total	$—	$2,121,623	$17,286,377	$10,852,152	$10,852,152

(1)
Mr. Key receives a multiple of base salary and target bonus (1.5X for a termination without Cause or for Good Reason, 2X if termination follows a Change in Control) plus a bonus payment at Target (following termination due to Change in Control) or at actual results for the year (following termination outside of a Change in Control - presented at Target in this table).

(2)	Mr. Key has no unvested stock options.

(3)
The value for PSUs is based on the company's stock price at the end of the 2011 fiscal year assuming vesting based on Target performance. Actual awards will vest based on actual performance, once the Board has certified the results. All unvested PSUs vest at Target in the event of death, Disability, or Change in Control.

(4)	The value of time-vested RSUs is based on the company's stock price at the end of the 2011 fiscal year. Mr. Key's time-vested RSU awards vest in the event of death, Disability, or Change in Control.

(5)	Equity awards vest in the event of a Change in Control (i.e. single-trigger); other severance is earned for a qualified termination following a Change in Control.

(6)
Mr. Key receives a retirement enhancement in the event of termination without Cause or for Good Reason (either within a Change in Control situation, or outside of one). This is an actuarially calculated value equal to a two-year credit in the retirement programs in which the executives participate. A discussion of the assumptions made in determining this increase is included in the Form 10-K for the period.

(7)	Mr. Key receives welfare benefits continuation under certain termination scenarios, equal to 18 months (outside of a Change in Control) or 24 months (following a Change in Control).

(8)
Mr. Key is eligible to receive an additional payment sufficient to offset the levying of an excise tax on excess parachute payments (as defined by section 280(g) of the Internal Revenue Code). This payment is only triggered in a Change in Control situation. Mr. Key is in an excise tax position as of November 30, 2011.

Potential Post-Termination Payments Table — Yergin

Payments Upon Separation	Voluntary Termination Other Than For Good Reason or Involuntary Termination for Cause	Involuntary Termination Without Cause or Termination for Good Reason (not Related to Change in Control)	Involuntary Termination Without Cause or Termination for Good Reason (Change in Control) (5)	Death	Disability
Cash Compensation:
Cash Severance (1)	$—	$1,800,000	$2,400,000	$—	$—
Bonus Compensation (1)	$—	$600,000	$600,000	$600,000	$600,000
Long-Term Incentive Compensation:
Stock Options (2)	$—	$—	$—	$—	$—
Performance RSUs (PSUs) (3)	$—	$—	$4,419,000	$4,419,000	$4,419,000
Time-Vested RSUs (4)	$—	$13,698,900	$15,126,237	$8,276,787	$8,276,787
Benefits & Perquisites:
Retirement Enhancement	$—	$—	$—	$—	$—
Welfare Benefits Continuation	$—	$—	$—	$—	$—
Outplacement Assistance	$—	$18,000	$18,000	$—	$—
Excise Tax & Gross-Up (6)	$—	$—	$—	$—	$—
Total	$—	$16,116,900	$22,563,237	$13,295,787	$13,295,787

(1)
Dr. Yergin receives a multiple of base salary and target bonus (1.5X for a termination without Cause or for Good Reason, 2X if termination follows a Change in Control) plus a bonus payment at Target (following termination due to Change in Control) or at actual results for the year (following termination outside of a Change in Control - presented at Target in this table).

(2)	Dr. Yergin has no unvested stock options.

(3)
The value for PSUs is based on the company's stock price at the end of the 2011 fiscal year assuming vesting based on Target performance. Actual awards will vest based on actual performance, once the Board has certified the results. All unvested PSUs vest at Target in the event of death, Disability, or Change in Control.

(4)
The value of time-vested RSUs is based on the company's stock price at the end of the 2011 fiscal year. One of Dr. Yergin's unvested awards vests in full upon Change in Control, or for any termination by the Company other than for Cause, or for a termination by Dr. Yergin for Good Reason, and vests at 50 percent for a termination due to death or Disability. Other unvested awards vest in full in the event of death, Disability, or Change in Control.

(5)	Equity awards vest in the event of a Change in Control (i.e. single-trigger); other severance is earned for a qualified termination following a Change in Control.

(6)	Dr. Yergin has no excise tax protections in place.

Potential Post-Termination Payments Table — Okun Bomba

Payments Upon Separation	Voluntary Termination Other Than For Good Reason or Involuntary Termination for Cause	Involuntary Termination Without Cause or Termination for Good Reason (not Related to Change in Control)	Involuntary Termination Without Cause or Termination for Good Reason (Change in Control) (5)	Death	Disability
Cash Compensation:
Cash Severance (1)	$—	$840,000	$1,120,000	$—	$—
Bonus Compensation	$—	$210,000	$210,000	$210,000	$210,000
Long-Term Incentive Compensation:
Stock Options (2)	$—	$—	$—	$—	$—
Performance RSUs (PSUs) (3)	$—	$—	$2,297,880	$2,297,880	$2,297,880
Time-Vested RSUs (4)	$—	$—	$1,067,984	$1,067,984	$1,067,984
Benefits & Perquisites:
Retirement Enhancement (6)	$—	$49,289	$49,289	$—	$—
Welfare Benefits Continuation (7)	$—	$7,506	$10,008	$—	$—
Outplacement Assistance	$—	$18,000	$18,000	$—	$—
Excise Tax & Gross-Up (8)	$—	$—	$1,396,440	$—	$—
Total	$—	$1,124,795	$6,169,601	$3,575,864	$3,575,864

(1)
Ms. Okun Bomba receives a multiple of base salary and target bonus (1.5X for a termination without Cause or for Good Reason, 2X if termination follows a Change in Control) plus a bonus payment at Target (following termination due to Change in Control) or at actual results for the year (following termination outside of a Change in Control - presented at Target in this table).

(2)	Ms. Okun Bomba has no unvested stock options.

(3)
The value for PSUs is based on the company's stock price at the end of the 2011 fiscal year assuming vesting based on Target performance. Actual awards will vest based on actual performance, once the Board has certified the results. All unvested PSUs vest at Target in the event of death, Disability, or Change in Control.

(4)
The value of time-vested RSUs is based on the company's stock price at the end of the 2011 fiscal year. Mr. Okun Bomba's time-vested RSU awards vest in the event of death, Disability, or Change in Control.

(5)	Equity awards vest in the event of a Change in Control (i.e. single-trigger); other severance is earned for a qualified termination following a Change in Control.

(6)
Ms. Okun Bomba receives a retirement enhancement in the event of termination without Cause or for Good Reason (either within a Change in Control situation, or outside of one). This is an actuarially calculated value equal to a two-year credit in the retirement programs in which the executives participate. A discussion of the assumptions made in determining this increase is included in the Form 10-K for the period.

(7)	Ms. Okun Bomba receives welfare benefits continuation under certain termination scenarios, equal to 18 months (outside of a Change in Control) or 24 months (following a Change in Control).

(8)
Mr. Okun Bomba is eligible to receive an additional payment sufficient to offset the levying of an excise tax on excess parachute payments (as defined by section 280(g) of the Internal Revenue Code). This payment is only triggered in a Change in Control situation. Ms. Okun Bomba is in an excise tax position as of November 30, 2011.

Executive Employment Agreements
We have entered into an employment agreement with each of our executive officers, except for the CEO who does not have an employment agreement. Each of our NEOs, other than the CEO, has an employment agreement that sets forth the terms of employment and details the compensation elements and benefits, if any, due to that executive upon termination of employment.
Below are descriptions of the employment agreements for our NEOs other than the CEO. These descriptions are intended to be summaries and do not describe all provisions of the agreements. You will find the full text of each agreement filed as exhibits to our public filings with the SEC.
Each of the employment agreements described below provides for certain benefits upon termination of employment (for a summary of these benefits, see “Potential Payments upon Termination or Change in Control ” above).
Scott Key, Richard Walker, and Jane Okun Bomba. The employment agreements with each of Scott Key, Richard Walker, and Jane Okun Bomba include the following provisions.
Term. Each agreement has an initial term of one year and it renews automatically on each anniversary of that date for an additional one-year period, unless the executive's employment is terminated earlier in accordance with the agreement or either party notifies the other party in writing at least 30 days prior to the applicable anniversary of the commencement date. For Messrs. Key and Walker, the effective date is October 31, 2007. For Ms. Okun Bomba, the effective date is January 31, 2005.
Base salary, bonus, and benefits. The agreements of Messrs. Key and Walker and Ms. Okun Bomba provide for a base salary to be reviewed and increased by the Human Resources Committee of our Board in its sole discretion (as described under “Compensation Discussion and Analysis” above). Under their agreements, Messrs. Key and Walker and Ms. Okun Bomba are eligible for an annual bonus pursuant to our then current annual incentive plan. Messrs. Key and Walker and Ms. Okun Bomba are also entitled to participate in the employee benefits plans, programs, and arrangements as are customarily accorded to our executives. Each of these agreements has been amended as follows: (a) on November 7, 2007, to modify the severance and change in control benefits provided by each agreement (as described in “Potential Payments upon Termination or Change in Control” above); (b) on October 22, 2009, to state that the calculation of performance-related bonus amounts will be based on actual financial results upon involuntary termination without Cause; and (c) on December 3, 2010, to provide that severance becomes payable on termination only when the executive executes a release of claims in favor of the Company and to make technical changes to assure compliance under Section 409A of the Internal Revenue Code.
Tax indemnity. Under the agreements of Messrs. Key and Walker and Ms. Okun Bomba, if any amounts or benefits received under the respective agreements or otherwise are subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, an additional payment will be made to restore the executive to the after-tax position that he or she would have been in if the excise tax had not been imposed.
Covenants. Under their agreements, Messrs. Key and Walker and Ms. Okun Bomba have agreed to maintain the confidentiality of our proprietary or confidential information at all times during their respective employments and thereafter unless first obtaining the prior written consent of our Board. Each of them has also agreed not to compete with us during their respective terms of employment and for a restricted period, as described below, after any termination of employment. Each of them has also agreed not to solicit, hire, or cause to be hired any of our employees or employees of any of our subsidiaries for or on behalf of any competitor during that restricted period. Under each of their agreements, the “restricted period” means the longer of (i) the one-year period following termination of employment of that executive or (ii) in the event the executive in question receives payments as a result of his resignation for good reason, termination without cause, or following a change in control, in an amount greater than one year of his then base salary, the period following his termination of employment equal to the total number of months upon which those payments are calculated, up to a maximum period of two years.
Daniel Yergin. In July 2010, we entered into a new employment agreement with Daniel Yergin. This new employment agreement replaced Dr. Yergin's prior employment agreement dated September 1, 2004, and was intended to reflect the unique value that Dr. Yergin brings to IHS (see “Compensation Discussion and Analysis” above).
The following is a description of the material terms of that agreement with Dr. Yergin.

Term. The effective date of Dr. Yergin's agreement was July 2, 2010. It has an initial term of one year and it renews automatically on each anniversary of that date for an additional one-year period, unless Dr. Yergin's employment is terminated earlier in accordance with his agreement or either party notifies the other party in writing at least 30 days prior to the applicable anniversary of the commencement date. The agreement also includes change in control and other termination provisions (as described in “Potential Payments upon Termination or Change in Control” above).
Base salary, bonus and benefits. The agreement provides for a base salary, to be reviewed and increased by the Human Resources Committee of our Board in its sole discretion (as described under “Compensation Discussion and Analysis” above). Dr. Yergin is eligible for an annual bonus of up to 100 percent of his base salary (at “target” performance) or up to 150 percent for meeting predetermined objectives. Any bonus would be subject to our then-current annual incentive plan. Dr. Yergin is also entitled to participate in the employee benefits plans, programs, and arrangements as are customarily accorded to our executives.

Equity Incentives. Under the agreement, Dr. Yergin is eligible to receive annual grants of 20,000 PSUs, up to an aggregate maximum of 100,000 PSUs. In addition, Dr. Yergin received a one-time award of 175,000 RSUs as of the effective date of his agreement. Those RSUs vest over a period of eight years.
Covenants. Dr. Yergin has agreed to maintain the confidentiality of our proprietary or confidential information at all times during his employment and thereafter unless first obtaining the prior written consent of IHS. He has also agreed not to compete with us during the term of his employment and for a restricted period, as described below, after any termination of employment, subject to specific exclusions and definitions of permissible advisory and academic activities. He has also agreed not to solicit, hire, or cause to be hired any of our employees or employees of any of our subsidiaries for or on behalf of any competitor during that restricted period. Under Dr. Yergin's agreement, the “restricted period” means the two-year period following termination of his employment.
Michael J. Sullivan. Mr. Sullivan served as Executive Vice President and Chief Financial Officer during fiscal year 2011 until his resignation as an executive officer on August 10, 2011. Mr. Sullivan resigned as an employee of the Company effective November 30, 2011. Terms of Mr. Sullivan's resignation included payment of Mr. Sullivan's cash bonus for fiscal year 2011 on the date in 2012 when bonuses for 2011 would have been paid, acceleration of vesting of 40,000 shares of common stock under pre-existing time- and performance-based equity awards, and forfeiture of 36,000 unvested shares under Mr. Sullivan's other pre-existing performance-based equity awards. In addition, Mr. Sullivan agreed to release the company from all claims with other customary terms and conditions. Prior to his resignation, the terms of Mr. Sullivan's employment were established in an agreement substantively similar in terms to the agreements entered into with Messrs. Key and Walker and Ms. Okun Bomba, respectively, as described above.

Certain Relationships and Related Transactions
Review and Approval of Related Person Transactions
We follow processes and policies that are designed to detect and, if appropriate, approve and disclose any transaction that would constitute a “related person transaction” under SEC rules. Such transactions include any transaction in which the amount involved would exceed $120,000 and the parties would include any IHS directors, nominees for director, executive officers, greater than five percent stockholders, or any immediate family members or affiliates of any of them. It could include direct or indirect interests in the transaction or the parties involved.
Our Board of Directors has delegated the responsibility for reviewing related person transactions to the Nominating and Governance Committee. To support this process, each year we solicit internal disclosure of any transactions between IHS and its directors and officers, their immediate family members, and their affiliated entities, including the nature of each transaction and the amount involved. The Nominating and Governance Committee annually reviews and evaluates such information for each director as part of its assessment of each director's independence.
In addition, all directors, officers, and employees of IHS are governed by the IHS Code of Conduct and our Conflict of Interest Policy that requires directors to inform the Corporate Secretary, and employees to inform the General Counsel or Chief Compliance Officer, of any existing or proposed relationship, financial interest, or business transaction that could be, or might appear to constitute, a conflict of interest.
If the Nominating and Governance Committee were presented with a proposed related party transaction, it would evaluate the business purpose and the risks involved to ensure that the proposed transaction would be in the best interest of IHS and its stockholders. Factors would include determining whether the transaction would be as favorable to IHS as comparable transactions with non-related parties as well as a requirement that the related party transaction follow the same bidding, review, and approval processes and the same standards that would apply to comparable transactions with unaffiliated entities.
Based on these processes and reviews, the Nominating and Governance Committee determined for fiscal year 2011 that IHS has not been a party to any “related party transaction.”
Relationships with Security Holders
As of the Record Date, TBG Limited (“TBG”), a Malta company, was the holder, through indirect ownership of Conscientia Investments Limited (“Conscientia”), of shares with an aggregate voting power of approximately 22 percent. We have entered into an agreement with TBG in which each party has agreed to provide certain indemnities to the other. This agreement generally provides that we will indemnify TBG for liabilities relating to our properties and core business, and that TBG will indemnify us for liabilities relating to any properties, businesses, or entities that are now or were historically owned by TBG or its affiliates (other than our properties and core business). We do not face, and have not in the past faced, liabilities with respect to any properties, businesses, or entities that are not part of our core business but are now or were historically owned by TBG or its affiliates and we do not anticipate incurring such liabilities in the future.
Registration Rights Agreement
We are party to an agreement with Conscientia that provides it with certain registration rights. At any time upon its written request, we will be required to use our best efforts to effect, as expeditiously as possible, the registration of all or a portion of its shares of common stock, provided that the aggregate proceeds of the offering is expected to equal or exceed $50 million. The agreement also provides for up to four demand registrations. However, we will not be required to effect more than one demand registration within any twelve-month period and we will have the right to preempt any demand registration with a primary registration, in which case Conscientia will have incidental registration rights. It will also have incidental rights to request that its shares be included in any registration of our common stock, other than registrations on Form S-8 or Form S-4, registrations for our own account pursuant to Rule 415, or in compensation or acquisition related registrations. The foregoing summary does not include the full text or all of the terms and conditions contained in the registration rights agreement. A copy of the agreement is available for review as an exhibit to Company filings that you may access on the SEC website, www.sec.gov , or under the Investor Relations section of the IHS website, www.ihs.com .

Stockholder Proposals for the 2013 Annual Meeting
If a stockholder wishes to present a proposal to be included in our Proxy Statement for the 2013 Annual Meeting of Stockholders, the proponent and the proposal must comply with these instructions and the proxy proposal submission rules of the SEC. One very important requirement is that the proposal be received by the Corporate Secretary of IHS no later than October 31, 2012. Proposals we receive after that date will not be included in the Proxy Statement for the 2013 Annual Meeting. We urge stockholders to submit proposals by Certified Mail, Return Receipt Requested.
A stockholder proposal not included in our proxy statement for the 2013 Annual Meeting will be ineligible for presentation at the 2013 Annual Meeting unless the stockholder gives timely notice of the proposal in writing to the Corporate Secretary of IHS at the principal executive offices of IHS:
IHS Inc.
Attn: Corporate Secretary
15 Inverness Way East
Englewood, CO 80112
In order to be timely under our Bylaws, notice of stockholder proposals related to stockholder nominations for the election of Directors must be received by the Corporate Secretary of IHS-in the case of an annual meeting of the stockholders-no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of stockholders. If the next annual meeting is called for a date that is more than 30 days before or more than 70 days after that anniversary date, notice by the stockholder in order to be timely must be received not earlier than the close of business on the 120th day prior to such annual meeting or not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement is first made by IHS of the date of such meeting.
If the number of Directors to be elected to the Board at an annual meeting is increased and IHS has not made a public announcement naming the nominees for the additional directorships at least 100 days prior to the first anniversary of the preceding year's annual meeting of stockholders, a stockholder's notice will be considered timely (but only with respect to nominees for the additional directorships) if it is delivered to the Corporate Secretary of IHS not later than the close of business on the 10th day following the day on which such public announcement is first made by IHS.
Stockholder nominations for the election of Directors at a special meeting of the stockholders must be received by the Corporate Secretary of IHS no earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90 th day prior to such special meeting or the 10 th day following the day on which public announcement is first made of the date of such special meeting and of the nominees proposed by the Board to be elected at such meeting.
A stockholder's notice to the Corporate Secretary must be in proper written form and must set forth information related to the stockholder giving the notice and the beneficial owner (if any) on whose behalf the nomination is made, including:

•	the name and record address of the stockholder and the beneficial owner;

•	the class and number of shares of the Company's capital stock which are owned beneficially and of record by the stockholder and the beneficial owner;

•
a representation that the stockholder is a holder of record of the Company's stock entitled to vote at that meeting and that the stockholder intends to appear in person or by proxy at the meeting to bring the nomination before the meeting; and

•
a representation as to whether the stockholder or the beneficial owner intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the Company's outstanding capital stock required to elect the nominee, or otherwise to solicit proxies from stockholders in support of such nomination.

As to each person whom the stockholder proposes to nominate for election as a Director, the notice must include:

•	all information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of Directors pursuant to the Securities Exchange Act of 1934; and

•	the nominee's written consent to being named in the proxy statement as a nominee and to serving as a Director if elected.
Notice procedures for stockholder proposals not related to Director nominations, in the case of an annual meeting of stockholders, are the same as the notice requirements for stockholder proposals related to Director nominations discussed above insofar as they relate to the timing of receipt of notice by the Secretary.
A stockholder's notice to the Corporate Secretary of IHS must be in proper written form and must set forth, as to each matter the stockholder and the beneficial owner (if any) proposes to bring before the meeting:

•
a description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and, if such business includes a proposal to amend the Company's Bylaws, the language of the proposed amendment), the reasons for conducting the business at the meeting and any material interest in such business of such stockholder and beneficial owner on whose behalf the proposal is made;

•	the name and record address of the stockholder and beneficial owner;

•	the class and number of shares of the Company's capital stock which are owned beneficially and of record by the stockholder and the beneficial owner;

•
 a representation that the stockholder is a holder of record of the Company's stock entitled to vote at the meeting and that the stockholder intends to appear in person or by proxy at the meeting to propose such business; and

•
a representation as to whether the stockholder or the beneficial owner intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the Company's outstanding capital stock required to approve or adopt the business proposal, or otherwise to solicit proxies from stockholders in support of such proposal.

You may obtain a copy of the current rules for submitting stockholder proposals from the SEC at:U.S. Securities and Exchange Commission
Division of Corporation Finance
100 F Street, NE
Washington, DC 20549
or through the SEC's website at www.sec.gov.

The IHS 2011 Annual Report on Form 10-K has been mailed with this Proxy Statement.
You may also review that document and all exhibits on our website (www.ihs.com).
We will provide printed copies of exhibits to the Annual Report on Form 10-K, but will charge a reasonable fee per page to any requesting stockholder. Send that request in writing to IHS Inc. at 15 Inverness Way East, Englewood, Colorado 80112, Attention: Investor Relations.
The request must include a representation by the stockholder that as of our Record Date, February 23, 2012, the stockholder was entitled to vote at the Annual Meeting.

Other Matters
The Board does not know of any other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, your proxy holders will vote on it as they think best unless you direct them otherwise in your proxy instructions.
Whether or not you intend to be present at the Annual Meeting, we urge you to submit your signed proxy promptly.

By Order of the Board of Directors,

Stephen Green
General Counsel and Corporate Secretary

February 28, 2012